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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

International Rectifier Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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 NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 4, 2013

TO THE STOCKHOLDERS OF INTERNATIONAL RECTIFIER CORPORATION:

        Notice is hereby given that the 2013 annual meeting (the "Meeting") of the stockholders of International Rectifier Corporation (the "Company") will be held at the Ayres Hotel, located at 14400 Hindry Avenue, Hawthorne, California 90250 on Monday, November 4, 2013, at 9:00 a.m. (California time) for the following purposes:

        1.    Election of Directors.    To elect ten directors, whose names appear below, to hold office for a term ending at the 2014 annual meeting of stockholders. The Board of Directors' nominees are Robert S. Attiyeh, Mary B. Cranston, Richard J. Dahl, Dwight W. Decker, Didier Hirsch, Oleg Khaykin, Thomas A. Lacey, James D. Plummer, Barbara L. Rambo and Rochus E. Vogt.

        2.    Advisory Vote on Executive Compensation.    To hold an advisory vote on the compensation of the Company's named executive officers.

        3.    Ratification of the Appointment of Independent Registered Public Accounting Firm.    To vote on a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2014.

        4.    Other Business.    To transact such other business properly presented at the Meeting or any postponement or adjournment thereof. Only persons who are stockholders of record at the close of business on September 13, 2013 (the "Stockholders") are entitled to notice of and to vote, in person or by proxy, at the Meeting or any adjournment or postponement thereof. For a period of at least ten days prior to the Meeting, a complete list of Stockholders will be open for examination by any stockholder during ordinary business hours at the Company's executive offices at 101 North Sepulveda Boulevard, El Segundo, California 90245. The Proxy Statement that accompanies this Notice contains additional information regarding the proposals to be considered at the Meeting, and Stockholders are encouraged to read it in its entirety.

        As permitted under rules adopted by the Securities and Exchange Commission, instead of mailing printed copies of its proxy materials to all Stockholders, the Company is sending to Stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Company's proxy materials via the Internet or how to receive a copy by mail, as well as how to vote by proxy over the Internet.

        Please note that brokers may not vote your shares on the election of directors or with respect to the advisory vote on executive compensation in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

        IT IS IMPORTANT THAT ALL STOCKHOLDERS VOTE. WE URGE YOU TO VOTE BY PROXY, BY TELEPHONE, BY THE INTERNET, OR BY SIGNING AND RETURNING A PRINTED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU THEN MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

By Order of the Board of Directors, INTERNATIONAL RECTIFIER CORPORATION

Timothy E. Bixler, Secretary

September 25, 2013
El Segundo, California

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 4, 2013

        This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors (the "Board") of International Rectifier Corporation for use at the 2013 Annual Meeting of Stockholders (the "Meeting") to be held on Monday, November 4, 2013, at the Ayres Hotel, located at 14400 Hindry Avenue, Hawthorne, California 90250 at 9:00 a.m. (California time) and at any adjournment or postponement thereof, for the purposes set forth herein and in the attached Notice of 2013 Annual Meeting of Stockholders. Only stockholders of record (the "Stockholders") at the close of business on the record date, September 13, 2013, are entitled to notice of and to vote, in person or by proxy, at the Meeting or any adjournment or postponement thereof. As used in this Proxy Statement, the terms "Company," "International Rectifier," "we," "us," and "our" refer to International Rectifier Corporation.

        The purpose of the Meeting is to consider and vote on the following proposals:

        1.    Election of Directors.    To elect ten directors to hold office for a term ending at the 2014 annual meeting of stockholders. The names of the candidates nominated by the Board based upon the recommendation of the Corporate Governance and Nominating Committee are Robert S. Attiyeh, Mary B. Cranston, Richard J. Dahl, Dwight W. Decker, Didier Hirsch, Oleg Khaykin, Thomas A. Lacey, James D. Plummer, Barbara L. Rambo and Rochus E. Vogt.

        2.    Advisory Vote on Executive Compensation.    To hold an advisory vote on the compensation of the Company's named executive officers.

        3.    Ratification of the Appointment of Independent Registered Public Accounting Firm.    To vote on a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2014.

        4.    Other Business.    To transact such other business properly presented at the Meeting or any postponement or adjournment thereof.

        Beginning on or about September 25, 2013, we are sending to stockholders a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") containing instructions on how to access our proxy materials via the Internet, as well as how to vote by proxy over the Internet. Beginning on or about September 25, 2013, we are also sending copies of our proxy materials to certain of our stockholders by mail or e-mail.

 QUESTIONS AND ANSWERS

1.
Q:    WHO IS SOLICITING MY VOTE?

A:
This proxy solicitation is being made by the Board of Directors of the Company.

2.
Q:    HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:
The Board recommends that you vote:

•
FOR the election of Robert S. Attiyeh, Mary B. Cranston, Richard J. Dahl, Dwight W. Decker, Didier Hirsch, Oleg Khaykin, Thomas A. Lacey, James D. Plummer, Barbara L. Rambo and Rochus E. Vogt to serve as directors;

•
FOR the advisory vote on the compensation of the Company's named executive officers; and

•
FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2014 fiscal year.

3.
Q:    WHO IS ENTITLED TO VOTE?

A:
Stockholders of record as of the close of business on September 13, 2013 (the "Record Date"), the record date for our Meeting, are entitled to vote on all items properly presented at the Meeting. On the Record Date, approximately 71,087,187 shares of our common stock, par value $1.00 per share (the "Common Stock"), were outstanding. Every stockholder is entitled to one vote for each share of Common Stock held as of the close of business on the Record Date. The Company's Certificate of Incorporation does not authorize cumulative voting on the election of directors.

4.
Q:    WHY DID I RECEIVE A NOTICE REGARDING THE INTERNET AVAILABILITY OF THE PROXY MATERIALS INSTEAD OF A PAPER COPY OF THE PROXY MATERIALS?

A:
Instead of mailing printed copies of the Company's proxy materials to all stockholders, the Company is taking advantage of the Securities and Exchange Commission (the "SEC") rule that allows companies to furnish their proxy materials over the Internet to their stockholders, which helps lower the Company's costs and reduce the amount of paper mailed to your home. On or about September 25, 2013, the Company mailed to stockholders a Notice of Internet Availability. The Notice of Internet Availability explains how you can access the proxy materials, including this proxy statement and our 2013 Annual Report, over the Internet and also describes how to request to receive a paper copy of the proxy materials by mail or a printable copy by e-mail.

5.
Q:    HOW CAN I ACCESS THE PROXY MATERIALS OVER THE INTERNET?

A:
You can access the proxy materials for the Meeting, including this proxy statement and our 2013 Annual Report, at www.proxyvote.com, beginning on or about September 25, 2013.

6.
Q:    HOW MAY I OBTAIN THE COMPANY'S PROXY MATERIALS BY MAIL OR E-MAIL?

A:
You can request to receive by mail or e-mail a copy of the proxy materials for the Meeting, including this Proxy Statement, the 2013 Annual Report, and a proxy card, and/or the Company's proxy materials for future annual meetings by contacting us by telephone, by e-mail or via the Internet:

1) BY INTERNET	— www.proxyvote.com
2) BY TELEPHONE	— 1-800-579-1639
3) BY E-MAIL	— sendmaterials@proxyvote.com

    If you request to receive the Company's proxy materials for future annual meetings by mail or e-mail, you may not receive a Notice of Internet Availability of Proxy Materials for future annual meetings until you revoke this request. If you choose to receive proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your request to receive proxy materials for future annual meetings by mail or e-mail will remain in effect until you revoke your request.

7.
Q:    WHAT DO I NEED FOR ADMISSION TO THE MEETING?

A:
You are entitled to attend the Meeting only if you are a stockholder of record or a beneficial owner as of the close of business on the Record Date, or you hold a valid proxy for the Meeting. You may be required to provide photo identification to be admitted to the Meeting.

    If you are a stockholder of record and you received the Notice of Internet Availability, please bring the Notice of Internet Availability with you to the Meeting.

    If you are a stockholder of record and you received a paper proxy card, an admission ticket is attached to the top of your proxy card. Please bring the admission ticket with you to the Meeting. You should be prepared to present photo identification for admission.

    If you hold your shares in street name, you should provide proof of beneficial ownership on the Record Date, such as a brokerage account statement showing that you owned shares of Common Stock as of the Record Date, a legal proxy or other similar evidence of ownership as of the Record Date, as well as your photo identification, for admission. However, if you hold your shares in street name, you may not vote these shares in person at the Meeting unless you obtain a "legal proxy" from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the Meeting.

    If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Meeting.

8.
Q:    HOW CAN I VOTE MY SHARES AT THE MEETING?

A:
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the "stockholder of record" with respect to those shares, and the Notice of Internet Availability and, as applicable, the proxy materials and proxy card are being sent directly to you by the Company. As the stockholder of record, you have the right to vote in person at the Meeting. If you choose to do so, you can bring the printed proxy card or vote using the ballot provided at the Meeting. Most stockholders of the Company hold their shares through a broker, bank or other nominee (that is, in "street name") rather than directly in their own name. If you hold your shares in street name, you are a "beneficial holder," and the Notice of Internet Availability and, as applicable, the proxy materials together with voting instructions are being forwarded to you by your broker, bank or other nominee. If you hold your shares in street name, you may not vote these shares in person at the Meeting unless you obtain a "legal proxy" from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the Meeting. Even if you plan to attend the Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Meeting.

9.
Q:    CAN I VOTE MY SHARES WITHOUT ATTENDING THE MEETING?

A:
If you are the stockholder of record, you may vote your shares via the Internet at any time prior to 11:59 p.m. (Eastern Time) on November 3, 2013, the night prior to the Meeting, by going to www.proxyvote.com and following the instructions to submit an electronic proxy. Alternatively, you may vote by telephone by calling 1-800-690-6903 and following the simple recorded instructions, twenty-four hours a day, seven days a week, at any time prior to 11:59 p.m. (Eastern time) on the night before the Meeting. If you wish to vote through the Internet or by telephone, you will be required to provide the control number contained on your Notice of Internet Availability or proxy card. If your shares are held in street name, your broker, bank or other nominee may allow you to vote your shares using the Internet or by telephone. Please consult with your broker, bank or other nominee if you have any questions regarding the electronic voting of shares held in street name.

    If you are the stockholder of record or hold your shares in street name and you received printed proxy materials, you may direct your vote without attending the Meeting by completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. If the envelope is missing, please mail the completed proxy card to International Rectifier Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. Please vote early to ensure your vote is received prior to the date of the Meeting.

    If a proxy is properly submitted through the Internet, by telephone or by signing and returning a printed proxy card, and is not revoked, the shares of Common Stock represented by the proxy will be voted in accordance with the instructions given in the proxy. If no instructions are given in the proxy, such shares of Common Stock will be voted "FOR" the election of the Board's nominees, "FOR" the approval of compensation of our named executive officers, and "FOR" the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2014, and in accordance with the recommendations of the Board as to any other matter that may properly be brought before the Meeting or any adjournment or postponement thereof.

    If you hold your shares in street name and you do not provide your broker, bank or other nominee with instructions on how to vote your street name shares, your broker, bank or other nominee will not be permitted to vote them on proposals that are considered non-routine. Therefore, we encourage you to provide instructions to your bank, broker or other nominee regarding the voting of your shares.

10.
Q:    CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED A PROXY?

A:
Yes. If you are a stockholder of record, you may change your vote at any time before the voting concludes at the Meeting by voting again on a later date by Internet or by telephone prior to 11:59 p.m. (Eastern time) on the night before the Meeting (only your latest Internet or telephone proxy submitted prior to the Meeting will be counted), or by signing and returning to the Company prior to the Meeting a new proxy card with a later date. You may also revoke your proxy at any time before it is exercised at the Meeting by submitting a written revocation, or a duly executed proxy bearing a later date, to the Secretary of the Company at 101 N. Sepulveda Blvd., El Segundo, California 90245 prior to the Meeting or by attending the Meeting and voting in person. If your shares are held in street name, please consult with your broker, bank or other nominee to obtain instructions as to how to change your vote.

11.
Q:    HOW MANY SHARES MUST BE PRESENT OR REPRESENTED TO CONDUCT BUSINESS AT THE MEETING?

A:
The quorum requirement for holding the Meeting and transacting business is that the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote must be present in person or represented by proxy. Votes withheld, abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

12.
Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:
Election of Directors (Proposal 1).    In the election of directors, you may vote "FOR" all or some of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees.

    Directors are elected by a plurality of the votes cast at the Meeting, which means that the ten nominees who receive the highest number of properly executed votes will be elected as directors. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked "withhold authority" with respect to the election of one or more directors will not be voted with respect to that director or directors, although it will be counted for purposes of determining whether there is a quorum.

    Advisory Vote on Executive Compensation (Proposal 2).    In this advisory vote, you may vote "FOR," "AGAINST" or "ABSTAIN." To be approved, this proposal requires the affirmative vote of the majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Abstentions are considered to be present and entitled to vote at the Meeting and, thus, have the same effect as a vote against the matter. Because your vote on this proposal is advisory in nature, it will not be binding on the Company. However, the Board will review the voting results and take such results into consideration when making future decisions regarding executive compensation.

    Ratification of the Appointment of the Company's Independent Registered Public Accounting Firm (Proposal 3).    On this proposal, you may vote "FOR," "AGAINST" or "ABSTAIN." To be approved, this proposal requires the affirmative vote of the majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal. Abstentions are considered to be present and entitled to vote at the Meeting and, thus, have the same effect as a vote against the matter.

13.
Q:    WHAT EFFECT DO BROKER NON-VOTES HAVE ON THE PROPOSALS?

A:
Brokers holding Common Stock in "street name" who are members of a stock exchange are required to transmit to the beneficial owner of the Common Stock a Notice of Internet Availability of Proxy Materials (or, upon the request of a beneficial owner, copies of the Company's proxy materials by mail or e-mail) and to solicit voting instructions with respect to the matters submitted to the Stockholders. Under the rules of the New York Stock Exchange ("NYSE"), a bank, broker or other nominee may not vote shares held for a beneficial owner with respect to a "non-routine" proposal if the beneficial owner fails to provide voting instructions with respect to that proposal. Therefore, if you hold your shares in street name and you do not provide your bank, broker or other nominee with instructions on how to vote your street name shares on the non-routine proposal, your bank, broker or other nominee will not be permitted to vote your shares on the proposals that are considered non-routine. The missing votes are referred to as "broker non-votes."

    Non-Routine Proposals.    The election of directors (Proposal 1), and the advisory vote on the compensation of named executive officers (Proposal 2) are considered non-routine proposals and may not be voted on by your bank, broker or other nominee without your specific voting instructions.

    Routine Proposals.    The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2014 (Proposal 3) is considered a routine item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

    Shares subject to a broker "non-vote" with respect to a proposal will not be considered present and entitled to vote for purposes of whether or not that proposal is approved.

14.
Q:    HOW WILL MY STOCK BE VOTED ON OTHER BUSINESS BROUGHT UP AT THE 2013 ANNUAL MEETING?

A:
By submitting a proxy using the Internet or by telephone or by signing and mailing a proxy card, you authorize the persons named on the proxy to vote in accordance with the recommendations of the Board as to any other matter that may properly be brought before the Meeting or any adjournment or postponement thereof. As of the date of this proxy statement, the Board knows of no other business to be presented for consideration at the Meeting other than as stated in the Notice of 2013 Annual Meeting of Stockholders.

15.
Q:    WHO WILL COUNT THE VOTES?

A:
Votes will be counted by one or more inspectors of elections that will be appointed by the Board.

16.
Q:    WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

A:
We intend to announce the preliminary voting results at the Meeting and publish the final results in a Current Report on Form 8-K that will be filed with the SEC within four business days of the Meeting.

17.
Q:    WHO PAYS THE COST OF PROXY SOLICITATION?

A:
This proxy solicitation is made by the Board, and the Company will bear the costs of this solicitation, including the expense of preparing, printing, assembling and mailing the Notice of Internet Availability and, as applicable, this Proxy Statement and any other material used in the solicitation of proxies. Proxies will be solicited principally through the use of the mail, but directors, officers or other regular employees of the Company may solicit proxies in person or by mail, telephone, e-mail or other electronic means without any additional compensation. The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock and obtain their voting instructions. The Company will reimburse those firms for their reasonable expenses in accordance with applicable rules.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be Held on November 4, 2013.

        The Proxy Statement and the Annual Report on Form 10-K for fiscal year 2013 are available at http://materials.proxyvote.com.

        You can request to receive by mail or e-mail a copy of the Proxy Statement, the Annual Report on Form 10-K for fiscal year 2013, a proxy and/or the Company's proxy materials for future annual meetings by contacting us by telephone, by e-mail or via the Internet:

1) BY INTERNET	— www.proxyvote.com
2) BY TELEPHONE	— 1-800-579-1639
3) BY E-MAIL	— sendmaterials@proxyvote.com

        If you request to receive the Company's proxy materials for future annual meetings by mail or e-mail, you may not receive a Notice of Internet Availability of Proxy Materials for future annual meetings until you revoke this request. If you choose to receive proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your request to receive proxy materials for future annual meetings by mail or e-mail will remain in effect until you revoke your request.

PROPOSALS TO BE SUBMITTED FOR STOCKHOLDER VOTE

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Directors

        The Bylaws of the Company currently provide that the number of directors of the Company shall be ten. The number of directors may be changed by an amendment of the Bylaws adopted by the Board; provided however, that the Board may not increase its size by more than one member in any twelve month period without the approval of two-thirds of all directors or the approval of holders of at least two-thirds of the Company's issued and outstanding shares. In accordance with our Certificate of Incorporation and Bylaws, all directors stand for election for a term ending at the following annual meeting of stockholders, or until the earlier of their resignation or removal or their respective successors have been elected and qualified.

        Robert S. Attiyeh, Mary B. Cranston, Richard J. Dahl, Dwight W. Decker, Didier Hirsch, Oleg Khaykin, Thomas A. Lacey, James D. Plummer, Barbara L. Rambo and Rochus E. Vogt, each of whom is currently a member of the Board, have been nominated by the Board for reelection at the Meeting based upon the recommendation of the Corporate Governance and Nominating Committee. All directors elected at the Meeting will be elected to serve until the 2014 annual meeting of stockholders, or until the earlier of their resignation or removal or their respective successors have been elected and qualified.

        Each nominee of the Board has consented to being named in this Proxy Statement and has agreed to serve if elected. Unless otherwise instructed, shares represented by properly executed proxies will vote the proxies received by them for the nominees of the Board. If any nominee is unable or unwilling to serve as a director at the time of the Meeting or any adjournment or postponement thereof, the proxies will be voted for such other nominee(s) as shall be designated by the current Board. The Company has no reason to believe that any Board nominee will be unable or unwilling to serve if elected as a director.

        The Company's Bylaws set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. See "Stockholder Proposals and Nominations for 2014 Annual Meeting," below.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES.

Information Concerning Nominees and Members of the Board

Robert S. Attiyeh Age: 79 Board Service From: 2003	Mr. Attiyeh is a principal in the private real estate investment firm of Beacon Hill Properties LLC. Mr. Attiyeh was previously a principal in the private real estate firm of Yarlung LLC from 2002 to 2012. Mr. Attiyeh previously served pharmaceutical leader Amgen from 1994 to 1998 as Senior Vice President, Finance and Corporate Development, and as Chief Financial Officer. Prior to joining Amgen, Mr. Attiyeh was a director at McKinsey and Company from 1967 to 1994, where he was active in the Scandinavian, Japan and Los Angeles offices. From 1961 to 1967, Mr. Attiyeh worked at TRW Electronics in its semiconductor business where he was a business unit manager. He was a director of the Federal Reserve Bank of San Francisco from 1987-1992 and served as chairman of the bank's board audit committee from 1988-1992. Mr. Attiyeh served on the board of Myraid Genetics, Inc. of Salt Lake City, Utah from 2003-2009, where he was chairman of the board's audit committee. Mr. Attiyeh holds a master degree in business administration from Harvard University and an electrical engineering degree from Cornell University.

Mr. Attiyeh's qualifications to sit on our Board include his experience as Chief Financial Officer of a public company and directorship of the Federal Reserve Bank of San Francisco (including chairman of its audit committee), his experience on the boards of directors or similar bodies of public and private companies (including audit committee service), his financial expertise and his experience in service with technology companies.

Mary B. Cranston Age: 65 Board Service From: 2008	Ms. Cranston is currently a retired Senior Partner of Pillsbury Winthrop Shaw Pittman LLP, an international law firm, having served as a Firm Senior Partner from January 2007 to December 2011. Ms. Cranston was the Chair and Chief Executive Officer of the Pillsbury firm from January 1999 until April 2006, and continued to serve as Chair of Pillsbury until December 2006. Prior to becoming the Chair and CEO, Ms. Cranston had served as the litigation practice leader for the firm. Ms. Cranston is a member of the Board of Directors of Visa, Inc., GrafTech International, Ltd., Juniper Networks, Inc. and Exponent, Inc. and has served in these capacities since October 2007, January 2000, November 2007 and June 2010, respectively.

Ms. Cranston's qualifications to sit on our Board include her experience in senior management of an international law firm, including service as chair and chief executive officer, her experience on the board of directors or similar bodies of public companies and private entities, including service on compensation, nominating and governance committees of public companies, her experience as a practicing attorney and her regulatory and governmental experience.

Richard J. Dahl Age 62 Board Service From: 2008	Mr. Dahl currently serves as Chairman of the Board and has served in that capacity since May 2008. Mr. Dahl also serves as the Lead Director of DineEquity, Inc., a position he has held since January 2010, and has served on its Board of Directors since February 2004. Mr. Dahl also serves as the Chairman of the Board of Directors, President and Chief Executive Officer of the James Campbell Company LLC, a privately held real estate investment and development company, a position he has held since August 2010. Previously, Mr. Dahl served on the Board of Directors and as President and Chief Operating Officer of Dole Food Company, Inc. from July 2004 through July 2007. He has previously served as Vice President, then Senior Vice President and Chief Financial Officer, of Dole Food Company, Inc. during the period July 2002 through July 2004. Mr. Dahl served on the Board of Directors and was President and Chief Operating Officer of Bank of Hawaii Corporation from 1994 until 2002. Mr. Dahl is and has been since September 2008 a member of the Boards of Directors of IDACORP, Inc. and its principal subsidiary, Idaho Power Company.

Mr. Dahl's qualifications to sit on our Board include his experience as an executive and his experience in the senior management of public and private companies, including service as chairman, president, chief operating officer and chief financial officer, his experience on the board of directors of public and private companies, including service as chairman of the audit committees of two public companies, his experience as a certified public accountant and his regulatory experience.

Dr. Dwight W. Decker Age: 63 Board Service From: 2009	Dr. Decker is non-executive chairman of the board and a director of Mindspeed Technologies, Inc. and has served in those capacities since June 2003 and January 2002, respectively. Dr. Decker has previously served as chairman of the board and chief executive officer of Conexant Systems, Inc., a publicly traded communications semiconductor company since its formation in January 1999, as a spin-off from Rockwell International, through February 2004. At that time, Dr. Decker became chairman of the board, returning to the position of chief executive officer in November 2004 until his retirement in July 2007. Dr. Decker remained Conexant's non-executive chairman of the board until August 2008 and continued as a director through May 2010. Dr. Decker is also a director of Newport Media, Inc., and Pacific Mutual Holding Company, neither of which are publicly traded companies.

Dr. Decker's qualifications to sit on our Board include his experience in the senior management of public semiconductor companies, including service as chairman and chief executive officer, his experience on the board of directors of public and private companies, including service as non-executive chairman of two public companies, his financial experience, his technical expertise and his experience in management of technology and semiconductor companies.

Didier Hirsch Age: 62 Board Service From: 2012	Mr. Hirsch is the Senior Vice President and Chief Financial Officer of Agilent Technologies, Inc. ("Agilent"), a measurement company and a technology leader in chemical analysis, life sciences, diagnostics, electronics and communications. Mr. Hirsch has been with Agilent since 1999, and served as its Chief Accounting Officer from November 2007 to July 2010 and interim Chief Financial Officer from April 2010 until being promoted to his current position in July 2010. Mr. Hirsch also served Agilent as its Vice President, Corporate Controllership and Tax from 2006 until July 2010, Vice President and Controller from April 2003 to October 2006, and Vice President and Treasurer from September 1999 to April 2003. Mr. Hirsch had joined Hewlett-Packard Company ("HP") in 1989, and served HP in various financial capacities and roles through 1999. Mr. Hirsch also serves as a member of the board of directors of Logitech International S.A. and has served in that capacity since September 2012.

Mr. Hirsch's qualifications to sit on our Board include his experience as Chief Financial Officer of a public company, his financial and risk management expertise, his experience on the board of directors of another public company (including his service as chair of its audit committee), his international experience, his regulatory experience, and his work with technology and semiconductor companies throughout his career.

Oleg Khaykin Age: 48 Board Service From: 2008	Mr. Khaykin has served as President and Chief Executive Officer of our Company since March 2008. Prior to joining our Company, Mr. Khaykin served most recently as the Chief Operating Officer of Amkor Technology, Inc. ("Amkor"), a leading provider of semiconductor assembly and test services, which he joined in 2003 as Executive Vice President of Strategy and Business Development. Prior to his work at Amkor, Mr. Khaykin most recently served as Vice President of Strategy and Business Development at Conexant Systems Inc. and its spin-off, Mindspeed Technologies Inc., where he held positions of increasing responsibilities from 1999 to 2003. Prior to Conexant, he was with the Boston Consulting Group, a leading international strategy and general management consulting firm, where he worked with many European and U.S. firms on a broad range of business and management issues, including revenue growth strategies, operational improvement, mergers and acquisitions, divestitures, and turnarounds and restructurings. Mr. Khaykin holds a BSEE with University Honors from Carnegie-Mellon University and an MBA from the J.L. Kellogg Graduate School of Management. Mr. Khaykin is, and has been since September 2010, a member of the board of directors of Newport Corporation. Mr. Khaykin was a member of the board of directors of Zarlink Semiconductor Inc. from November 2007 to October 2011.

Mr. Khaykin's qualifications to sit on our Board include his experience in the senior management of public companies, including service as President and CEO of our Company, chief operating officer of Amkor, his experience on the board of directors of other public companies, and his experience in the management and operations of technology companies.

Thomas A. Lacey Age: 55 Board Service From: 2008	Mr. Lacey is the Interim Chief Executive Officer and a director of Tessera Technologies, Inc. ("Tessera") and has served in those capacities since May 30, 2013 and May 22, 2013, respectively. Prior to joining Tessera, Mr. Lacey served as the Chairman and Chief Executive Officer of Components Direct (formerly, G2 Technology, Inc.), a provider of cloud-based product life cycle solutions, and served in those capacities from May 2011 to April 2013. Prior to that, Mr. Lacey had served as President, Chief Executive Officer and a director of Phoenix Technologies Ltd. from February 2010 to February 2011. Prior to joining Phoenix Technologies Ltd., Mr. Lacey had served as Corporate Vice President and General Manager of the SunFabTM Thin Film Solar Products group of Applied Materials, Inc. from September 2009. Mr. Lacey previously served as President of Flextronics International's Components Division, now Vista Point Technologies, from 2006 to 2007. Prior to Flextronics, Mr. Lacey had been Chairman, President and Chief Executive Officer of International Display Works from 2004 to 2006. Prior to International Display Works, Mr. Lacey held various management and executive positions at Intel Corporation for 13 years. Mr. Lacey also serves as a director of DSP Group, Inc. and has served in that capacity since May 2012. Mr. Lacey holds a Bachelor of Arts degree in computer science from the University of California, Berkeley, and masters of business administration degree from the Leavy School of Business at Santa Clara University.

Mr. Lacey's qualifications to sit on our Board include his experience in the senior management of public companies, including service as chairman, president, chief executive officer and corporate vice president, his experience on the boards of directors of public companies, his financial expertise, as well as his experience in international sales and management with technology companies, and his manufacturing and operations experience.

Dr. James D. Plummer Age: 68 Board Service From: 1994	Dr. Plummer is and has been a Professor of Electrical Engineering at Stanford University in Stanford, California since 1978, and the Dean of the School of Engineering since 1999. Dr. Plummer has published over 400 papers on silicon devices and technology; he has won numerous awards for his research, and is a member of the U.S. National Academy of Engineering and the American Academy of Arts and Sciences. Dr. Plummer also directed the Stanford Nanofabrication Facility from 1994 to 2000. Dr. Plummer also serves as a member of the board of directors of Intel Corporation and Cadence Design Systems, Inc. and has served in those capacities since 2005 and October 2011, respectively. Within the past five years, Dr. Plummer has also served as a member of the board of directors of Leadis Technology, Inc. (from 2001 to 2009).

Dr. Plummer's qualifications to sit on our Board include his experience as Dean of the School of Engineering of Stanford University, his experience on the boards of directors of public companies (including his service on the audit committees of two public companies), his financial expertise and his technical and engineering expertise.

Barbara L. Rambo Age: 61 Board Service From: 2009	Ms. Rambo is currently Chief Executive Officer of Taconic Management Services, a private management consulting and services company, and has held that position since October 2009. Prior to joining Taconic Management Services, Ms. Rambo was Vice Chair and a director of Nietech Corporation (payments technology company) from October 2006 to October 2009 and was Chief Executive Officer of that Company from November 2002 to October 2006. Ms. Rambo previously served as Chairman of the Board and as President and Chief Executive Officer of OpenClose Technologies (financial services technology company). Before that, Ms. Rambo held various executive and management positions at Bank of America from 1974 to 1998, most recently serving as Group Executive Vice President and head of Commercial Banking. Ms. Rambo is a director of PG&E Corporation (gas and electric company) and West Marine, Inc. (boating supply retailer) and has served as a director with such companies since January 2005 and November 2009, respectively. In addition, since October 2007, Ms. Rambo has been a director of UnionBanCal Corporation (financial holding company) and Union Bank, N.A. (commercial bank, formerly Union Bank of California) which companies became private in about November 2008. Previously, Ms. Rambo served as a member of the board of directors of Gymboree Corporation (children's clothing) from 1996 to 2007.

Ms. Rambo's qualifications to sit on our Board include her experience as chief executive officer, her experience on the boards of directors of public companies and private entities, including service on various audit, compensation and governance committees of public companies and chair of the finance committee of a public company, and her finance experience.

Dr. Rochus Vogt Age: 83 Board Service From: 1984	Dr. Vogt is the R. Stanton Avery Distinguished Service Professor and Professor of Physics, Emeritus, at California Institute of Technology. He is a member of the Science and Technology Committee of the Board of Governors of Los Alamos National Security, LLC and Lawrence Livermore National Security, LLC. Dr. Vogt previously served as Chief Scientist of Jet Propulsion Laboratory (JPL), and as Vice President and Provost of California Institute of Technology.

Dr. Vogt's qualifications to sit on our Board include his experience as Chief Scientist of JPL and as Provost of California Institute of Technology, his experience in serving on our Company's Board and various committees since 1984, his experience in service on various technical and university bodies and committees, his financial expertise, his scientific and technical expertise, and his governmental experience.

        None of the directors, nominees for director or executive officers of the Company were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors, director nominees or executive officers of the Company and other than as set forth above, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or the "Exchange Act," or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers of the Company serve at the discretion of the Board.

Summary Structure of the Board—Committees of the Board

Name	Age	First Year of Board Service	Independent(1)	Audit Committee(2)(5)(6)	Compensation Committee(2)(5)(7)	Nominating and Corporate Governance Committee(2)(5)(8)
Robert S. Attiyeh	79	2003	✓	C
Mary B. Cranston	65	2008	✓			C
Richard J. Dahl(3)	62	2008	✓
Dwight W. Decker	63	2009	✓	✓	C
Didier Hirsch	62	2012	✓	✓
Oleg Khaykin(4)	48	2008
Thomas A. Lacey	55	2008	✓	✓
James D. Plummer	68	1994	✓		✓	✓
Barbara L. Rambo	61	2009	✓		✓	✓
Rochus E. Vogt	83	1984	✓		✓	✓

Notes:

(1)
"✓"denotes directors determined to be independent under the rules of the New York Stock Exchange.

(2)
"✓"denotes Committee membership. "C" denotes Committee Chair.

(3)
Richard J. Dahl serves as the Company's independent Chairman of the Board.

(4)
Oleg Khaykin also serves as the Company's President and Chief Executive Officer.

(5)
Rochus E. Vogt served as the Chair of the Compensation Committee from the beginning of the fiscal year through November 6, 2012. Dwight W. Decker served as Chair of the Compensation Committee following November 6, 2012 through the end of the 2013 fiscal year. All other directors listed above served in the Committee capacities shown above for the Company's entire 2013 fiscal year.

(6)
Principal functions of the Audit Committee include:

a.
Responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.
b.
Reviews with management and the independent auditors the Company's quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls and major issues regarding accounting principles and practices, including any changes resulting from amendments to the SEC, the Financial Accounting Standards Board ("FASB") or other applicable accounting rules.
c.
Reviews the performance of the Company's independent auditors.
d.
Prepares a report to stockholders included in the Company's proxy statement for its annual meeting of stockholders.
e.
Reviews and discusses with management the process by which management identifies, assesses and manages the Company's enterprise or significant risk issues, including financial, operational and reputational risks.

(7)
Principal functions of the Compensation Committee include:

a.
Oversees the Company's compensation and employee benefit plans and practices, including its executive compensation plans and its incentive compensation and equity based plans, and reviews all compensation policies and practices in light of the Company's risk management objectives.
b.
Reviews at least annually the goals and objectives of the Company's executive compensation plans, and amends, or recommends that the Board amend, these goals and objectives if the Committee deems it appropriate.
c.
Evaluates annually the performance of the Chief Executive Officer ("CEO") and other executive officers in light of the goals and objectives of the Company's executive compensation plans, and either as a committee or, together with the other independent directors, determines and approves the CEO's compensation based on this evaluation and determines and approves the compensation of the other executive officers.
d.
Evaluates the appropriate level of compensation for Board and Committee service by non-employee members of the Board.
e.
Prepares a report on executive compensation to be included in the Company's proxy statement for its annual meeting of stockholders or its annual report on Form 10-K.

(8)
Principal functions of the Nominating and Corporate Governance Committee include:

a.
Identifies and recommends to the Board individuals qualified to serve as directors of the Company and on committees of the Board.
b.
Advises the Board with respect to the Board composition, procedures and committees.
c.
Develops and recommends to the Board a set of corporate governance principles applicable to the Company.
d.
Oversees the evaluation of the Board and the Company's management.

 Corporate Governance

        The Board takes its stewardship of your investment in the Company as a matter of trust and the highest level of responsibility. The Board reviews its governance practices on a continual basis and when, in its business judgment, it deems it appropriate and in the best interests of the stockholders, it modifies, enhances or adds new elements to advance overall stockholder value.

        The following highlights certain key corporate governance provisions of the Company:

        Corporate Governance Principles.    The Company has adopted corporate governance principles, which can be found on the Corporate Governance link of the Investor Relations section of our website, http://www.irf.com ("Corporate Governance Principles"). In addition, printed copies of the Company's Corporate Governance Principles are available at no charge upon request from the Corporate Secretary, International Rectifier Corporation, 101 North Sepulveda Boulevard, El Segundo, CA 90245.

        Board Leadership Structure.    The Company's Corporate Governance Principles provide that the Chairman of the Board be an independent director. This structure enables the Chief Executive Officer to focus on the Company's day-to-day business, while the independent Chairman focuses on leading the Board in its responsibilities of acting in the best interests of the Company and its stockholders. Richard J. Dahl serves as the independent Chairman of the Board.

        The role of the Chairman is to facilitate the effective functioning of the Board by providing leadership to all aspects of its work and coordination of the work of the Committees of the Board in consultation with the Chairs of such Committees and other members, as appropriate. Specifically, the Chairman's responsibilities include, among others things:

  •
  Provide support and advice to the Chief Executive Officer;

  •
  Exercise the authority to call meetings of the Board and meetings of the independent directors;

  •
  Promote and facilitate effective communications among the independent directors;

  •
  Preside over all meetings of the Board, executive sessions of the independent directors, and annual and special meetings of stockholders;

  •
  Organize the work of the Board, including by establishing annual schedule for the Board and Committee meetings and establishing the agendas for all Board meetings;

  •
  Coordinate periodic Board input and review of management's strategic plan for the Company;

  •
  Coordinate the work of the Committees of the Board; and

  •
  Coordinate and implement the Board's annual self-assessment and evaluation process.

        The Chief Executive Officer is selected by the Board and is responsible for developing the Company's near and longer term strategies and for leading the management team in carrying such strategies and accomplishing the Company's performance goals and objectives.

        Independent Directors.    The NYSE rules require listed companies to have a board of directors with at least a majority of independent directors. All of our directors and director nominees, aside from our President and Chief Executive Officer, are independent. Specifically, the Board has determined that directors Robert S. Attiyeh, Mary B. Cranston, Richard J. Dahl, Dwight W. Decker, Didier Hirsch, Thomas A. Lacey, James D. Plummer, Barbara L.

Rambo and Rochus E. Vogt are independent. In considering Mr. Lacey's independence during the fiscal year, the Board considered that Mr. Lacey had served as the Chairman and Chief Executive Officer of Components Direct (formerly, G2 Technology, Inc.), a company that is affiliated with one of the Company's customers. The Board considered that, as Chairman and Chief Executive Officer of Components Direct, Mr. Lacey had no influence over the customer's transactions with the Company and his compensation was not affected by those transactions and, as such, concluded that Mr. Lacey was independent, notwithstanding this relationship. Mr. Lacey ceased serving as Chairman and Chief Executive Officer of Components Direct in April 2013.

        From time to time, the independent directors meet separately or hold executive sessions to discuss and make decisions regarding various matters, including the supervision of management and those matters reserved for determination by independent directors under the rules of the NYSE and the SEC. A meeting or executive session of the independent directors is presided over by the chair of the committee having principal authority over the subject matter of the meeting or specifically the session, or the Chairman of the Board in respect of all other matters. The Board believes that this practice provides for effective coordination of the meetings.

        Director Attendance at Annual Meeting.    All directors are expected to attend the Company's annual meeting of stockholders. All of the directors then in office attended the Company's 2012 annual meeting.

        The Board's Oversight of Risk.    The Board is responsible for, and takes an active role in, overseeing the major risks facing the Company and reviewing management's process for the identification, and assessment of those risks, as well as proposals for their mitigation. In addition, the Board has delegated oversight of certain specific categories of risk to the Audit, Compensation, and Nominating and Corporate Governance Committees, respectively. The Audit Committee reviews and discusses significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control and report such exposures. The Compensation Committee reviews the Company's compensation policies and executive compensation in an effort to determine whether their risks could have a material adverse effect on the Company. The Nominating and Corporate Governance Committee assesses Company risk with respect to the statutory and regulatory governance and ancillary compliance requirements under which the Company operates. In performing their oversight responsibilities, the Board and its committees periodically discuss with management the Company's processes and policies with respect to risk assessment and risk management. The committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.

        Additionally, our management routinely assesses significant risks inherent to our business. As a result of a heightened regulatory environment focused on risk and its relation to compensation programs, among other things, the Board directed management to develop a more formalized risk assessment process to help the Board to identify the most significant risks we face. This more formalized risk assessment generally consists of a two-part process. We initially require each member of our leadership group, which includes our senior officers and select members of their staff, to participate in an assessment that collects inputs on various risks throughout the enterprise. Upon completion of the risk assessment, management analyzes the results to develop certain quantifiable risk assessments, which serve as the foundation of a report that is delivered at least annually to the Board. In addition to this formal report, throughout the year, the Board and the relevant committees receive regular reports from management regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board and the relevant committees dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail.

        Board Committees.    Both the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the NYSE rules require the Company to have an audit committee comprised solely of directors who are independent under the enhanced independent standards applicable to audit committee members. The NYSE rules also require the Company to have a compensation committee and a nominating and corporate governance committee, each of which is comprised solely of independent directors. The Company is in compliance with these requirements.

        The Board has adopted written charters for each of its three Board Committees. The Committee charters can be found on the Corporate Governance portion of the Investor Relations section of our website, http://www.irf.com and are also available at no charge upon written request to the Corporate Secretary, International Rectifier Corporation, 101 North Sepulveda Boulevard, El Segundo, CA 90245. Each of the Board Committees conducts an annual assessment of its performance and discusses the results, and conducts a review of its Committee charter at least annually.

        Nominating Procedures and Criteria.    Among its functions, the Nominating and Corporate Governance Committee considers and approves nominees for election to the Board. In addition to the candidates proposed by the Board or identified by the committee, the committee considers candidates for director suggested by stockholders, provided such recommendations are made in accordance with the procedures set forth in the Bylaws and described under "Stockholder Proposals and Nominations for 2014 Annual Meeting", below. Stockholder recommendations that comply with these procedures will receive the same consideration that the committee's nominees receive.

        In reviewing candidates for director, the Nominating and Corporate Governance Committee considers a number of qualifications and characteristics, among them: integrity and ethical behavior; maturity; public and private board (or similar body) experience, executive or management experience and expertise; professional experience; experience in the Company's industry or, in particular, semiconductor industry or other technology company experience; independence; diversity; broad business or professional experience; and an understanding of business and financial affairs and the complexities of business organizations. In evaluating candidates for certain Board positions, the committee evaluates additional criteria, including the following: financial or accounting expertise; regulatory or governmental experience; business and other experience relevant to public companies of a size comparable to the Company; and experience in investment banking, commercial lending or other financing activities.

        In selecting director nominees, the committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate's ability to contribute to the success of the Company.

        The Nominating and Corporate Governance Committee does not have a specific diversity policy, but in making its recommendations to the Board, the Nominating and Corporate Governance Committee as a matter of practice and pursuant to the Board's Corporate Governance Principles considers diversity in selecting director nominees. The committee considers candidates' diversity of age, experience, profession, skills, and background, all to provide the Board and the Company with an appropriate mix of experience, knowledge, perspective and judgment.

        The Nominating and Corporate Governance Committee also considers whether a potential nominee would satisfy the NYSE's criteria for director "independence," the NYSE's "financial management expertise" standard and the SEC's definition of "audit committee financial expert."

        The Board's nominees for the Meeting have been nominated by the Nominating and Corporate Governance Committee and approved by the full Board.

        Audit Committee Financial Experts.    The Board has determined that Mr. Attiyeh, Mr. Hirsch and Mr. Lacey each qualify as an "audit committee financial expert," as defined by the SEC.

        Non-Management Directors.    The NYSE rules require that the non-management directors of a listed company meet periodically in executive sessions. The Company's non-management directors, all of whom are independent, meet separately in executive session at each regular meeting of the Board and most committee meetings. Our independent Chairman, Richard J. Dahl presides during executive sessions of the Board. The committees of the Board also regularly meet in executive sessions, with the sessions led by the Chair of the committee.

        Communications with the Board.    Stockholders and other interested parties may communicate with the Chairman of the Board, the chairs of any Committee of the Board, or with the independent directors, individually or as a group, by writing to any such person or group c/o the Secretary of the Company, at the Company's office at 101 North Sepulveda Boulevard, El Segundo, CA 90245.

        Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any independent director upon request.

        Communications that include information better addressed by the corporate ethics hotline administered by an independent third-party provider and supervised by the Audit Committee will be forwarded to the third party provider and tracked within the Company's corporate ethics hotline process.

        Executive Management Evaluation.    The independent directors of the Company annually evaluate the performance of the Company's Chief Executive Officer. This evaluation is jointly coordinated by the Chairman of the Board and the Chair of the Compensation Committee.

        Code of Ethics for Directors, Officers and Employees.    The Board has adopted a Code of Ethics that applies to all directors, officers and employees, including the Company's principal executive officer, principal financial officer and principal accounting officer, as contemplated by the SEC's regulations. The Company's Code of Ethics can be found on the Corporate Governance portion of the Investor Relations section of our website, http://www.irf.com and are also available at no charge upon written request to the Corporate Secretary, International Rectifier Corporation, 101 North Sepulveda Boulevard, El Segundo, CA 90245. The Company intends to post on its website any amendments to its Code of Ethics or any waiver from a provision of the Code of Ethics not applicable to a director or executive officers of the Company.

        Corporate Ethics Hotline.    The Company has established a corporate ethics hotline to allow any employee to lodge a complaint, ask a question or raise a concern confidentially and anonymously regarding, among other things, any Company policy or any accounting, internal control or auditing matter that is of concern.

        Recoupment Policy.    The Board has adopted a recoupment policy as part of its Corporate Governance Principles that authorizes the Board, in the event the Company restates all or a portion of its financial statements, to recoup any bonus or incentive compensation paid to an executive officer and take other actions in respect of the executive officer's incentive compensation if the Board, or an appropriate committee, determines that (a) the amount of incentive compensation is based on achievement of financial results that are reduced due to the restatement, and (b) the amount of the compensation that would have been awarded to the executive officer would have been lower than the amount actually awarded had the financial results been properly reported. The recoupment policy also provides that if the Board, or an appropriate committee, determines that any fraud, negligence or intentional misconduct by the executive officer is a significant contributing factor to the restatement, the Board or committee shall take, in its discretion, such other action as it deems appropriate to remedy the misconduct and prevent its recurrence. The full recoupment policy can be found in the Company's Corporate Governance Principles, which are available through the Corporate Governance link of the Investor Relations section of our website, http://www.irf.com.

        Director Equity Ownership Guideline.    As part of its Corporate Governance Principles, each independent director is expected to have a material interest in the Company's common stock and the Board has adopted a stock ownership guideline requiring each independent director to hold the number of shares that is the lesser of (i) a value of five times the annualized base retainer for the independent director and (ii) 16,000 shares (representing a number of shares with a value greater than five times the independent director base retainer at the close of market as of the date of adoption of the guideline). Under the guideline, independent directors would have until the later of August 15, 2016 or five years following appointment to the Board to satisfy the guideline, with such guideline continuing to be met until retirement or other termination of Board service. For more details regarding the Company's director equity ownership guideline, please see the Company's Corporate Governance Principles, which are available through the Corporate Governance link of the Investor Relations section of our website, http://www.irf.com. Each independent director currently holds shares of the Company's common stock that satisfy the stock ownership guideline.

        CEO Equity Ownership Guideline.    As part of its Corporate Governance Principles, the Chief Executive Officer is expected to have a material interest in the Company's common stock and the Board has adopted a stock ownership guideline requiring the Chief Executive Officer to hold the number of shares that is the lesser of (i) a value of three times his or her annualized base salary and (ii) 90,000 shares (representing a number of shares with a value greater than three times the annualized base salary of the current Chief Executive Officer as of the date of adoption of the guideline) by the later of July 1, 2016 or the fifth anniversary of his or her appointment as Chief Executive Officer. For more details regarding the Company's Chief Executive Officer equity ownership guideline, please see the Company's Corporate Governance Principles, which are available through the Corporate Governance link of the Investor Relations section of our website, http://www.irf.com. The Company's Chief Executive Officer currently holds shares of the Company's common stock that satisfy the stock ownership guideline.

        Anti-Hedging Policy.    As part of the Company's Insider Trading Policy, the Company has adopted enhanced restrictions on certain transactions that can present potential insider trading risks. As part of that policy, executive officers and directors of the Company are prohibited from engaging in short sales, puts, calls and other derivative transactions involving Company securities, hedging and monetization transactions, and the pledging or holding for margin of Company securities. The Company's Insider Trading Policy is available through the Corporate Governance link of the Investor Relations section of our website, http://www.irf.com.

        Board Meetings and Attendance.    The Board held six (6) meetings during the fiscal year ended June 30, 2013. During fiscal year 2013, the Audit Committee held nine (9) meetings, the Compensation Committee held eight (8) meetings, and the Nominating and Corporate Governance Committee held five (5) meetings. Each person who was a director of the Company or a member of a committee of the Board was present for at least 75% of the meetings of the Board and committee(s) on which that person served during fiscal year 2013.

Security Ownership of Principal Stockholders and Management

        The following table sets forth as of September 13, 2013 information relating to the ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock (other than depositories), (ii) each of the Company's directors, (iii) each of the Named Officers (as defined above) and (iv) all of the Company's executive officers and directors as a group. As of September 13, 2013, approximately 71,087,187 shares of our Common Stock were outstanding (which number excludes approximately 6,191,082 shares of Common Stock repurchased by the Company and held as treasury stock under the Company's stock repurchase program).

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned(2)(3)		Percent(3)
Invesco Ltd. 1555 Peachtree Street NE Atlanta, GA 30309	13,574,576	(3a)	19.1%
EdgePoint Investment Group Inc. 150 Bloor Street West, Suite 500 Toronto, Ontario M5S 2X9 Canada	6,957,356	(3b)	9.8%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	5,961,714	(3c)	8.4%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,075,479	(3d)	7.1%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,691,029	(3e)	5.2%
Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	3,627,997	(3f)	5.1%
Directors and Executive Officers:
Robert S. Attiyeh	55,393	(4)	*
Mary B. Cranston	32,393	(4)	*
Richard J. Dahl	82,893	(4)	*
Dwight W. Decker	75,393	(4)	*
Didier Hirsch	22,914	(4)	*
Oleg Khaykin	162,116	(4)	*
Thomas A. Lacey	19,593	(4)	*
James D. Plummer	51,393	(4)	*
Barbara L. Rambo	36,393	(4)	*
Rochus E. Vogt	105,393	(4)	*
Ilan Daskal	7,785	(4)	*
Gary Tanner	0	(4)	*
Michael Barrow	22,265	(4)	*
Adam White	77,668	(4)	*
All current directors and executive officers as a group (15 persons)	764,227	(5)	1.1%

*
Less than 1%.

(1)
The address of each executive officer and director is in care of the Company, 101 North Sepulveda Boulevard, El Segundo, California 90245.

(2)
Except as may be set forth below and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares of Common Stock owned.

(3)
Under Rule 13d-3 of the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at the Record Date.

(3a)
Information regarding Invesco Ltd. was obtained from Amendment No. 10 to Schedule 13G, filed with the SEC by Invesco Ltd. on February 1, 2013. Invesco Ltd. reported that, at December 31, 2012, it possessed sole power to vote and to direct the disposition of all of these shares.

(3b)
Information regarding EdgePoint Investment Group Inc. was obtained from Amendment No. 2 to the Schedule 13G, filed with the SEC by EdgePoint Investment Group Inc. on April 2, 2013. EdgePoint Investment Group Inc. reported that, at March 18, 2013, the following entities possessed shared power to vote, and shared power to direct the disposition of, the respective amount of shares that follow: EdgePoint Investment Group Inc.—6,957,356; Cymbria Corporation—876,927; EdgePoint Canadian Growth & Income Portfolio—307,600; EdgePoint Canadian Portfolio—297,500; EdgePoint Global Growth & Income Portfolio—858,980; EdgePoint Global Portfolio—2,685,653; St. James Place Global Equity Unit Trust—1,930,696.

(3c)
Information regarding Royce & Associates, LLC was obtained from Amendment No. 2 to Schedule 13G, filed with the SEC by Royce & Associates, LLC on January 14, 2013. Royce & Associates, LLC reported that, at December 31, 2012, it possessed sole power to vote and to direct the disposition of all of these shares.

(3d)
Information regarding BlackRock, Inc. was obtained from Schedule 13G, filed with the SEC by BlackRock, Inc. on January 30, 2013. BlackRock, Inc. reported that, at December 31, 2012, it possessed sole power to vote and to direct the disposition of all of these shares.

(3e)
Information regarding The Vanguard Group was obtained from Schedule 13G, filed with the SEC by The Vanguard Group on February 13, 2013. The Vanguard Group reported that, at December 31, 2012, it possessed sole power to vote with respect to 108,663 of these shares, shared power to vote with respect to none of these shares, sole power to direct the disposition of 3,585,366 of these shares, and shared power to direct the disposition of 105,663 of these shares.

(3f)
Information regarding Janus Capital Management LLC was obtained from Schedule 13G, filed with the SEC by The Vanguard Group on February 14, 2013. Janus Capital Management LLC reported that, at December 31, 2012, it possessed sole power to vote and to direct the disposition of all of these shares.

(4)
In accordance with SEC rules, includes the following amounts of shares of Common Stock that may be acquired pursuant to options or restricted stock units that are or will become exercisable under the Company's equity award programs plans through November 4, 2013: Oleg Khaykin—0; Ilan Daskal—0; Gary Tanner—0; Michael Barrow—0; Adam White—39,656; Robert Attiyeh—24,000; Mary B. Cranston—16,000; Richard Dahl—24,000; Dwight W. Decker—24,000, Didier Hirsch—6,667; Thomas Lacey—0; James D. Plummer—18,000; Barbara L. Rambo—20,000; and Rochus E. Vogt—24,000.

(5)
Information is provided for all current directors and executive officers as of September 13, 2013.

Related Party Transaction Policy—Certain Relationships and Related Transactions

        The Company has adopted a written Related Party Transactions Policy. The purpose of the Related Party Transactions Policy is to ensure full review of the impact of any transactions between the Company and any of its related parties. The Company's policy requires that the Company's General Counsel and the Chief Financial Officer review related party transactions involving, among other things, the sale, purchase or other transfer of products, the providing of services or intellectual property agreements. In addition to the review by the Company's General Counsel and the Chief Financial Officer, related party transactions involving more than $500,000 and certain related party transactions involving the providing of services by executive officers are also reviewed by the Audit Committee or Compensation Committee of the Board. The reviews are intended to ensure that the transactions are in the best interest of the Company.

        Gary Tanner, the Company's Executive Vice President and Chief Operations Officer is the principal in GWT Consulting and Investments LLC ("GWT Consulting"), a firm that provided consulting services to the Company during calendar year 2013, which included a portion of the Company's 2013 fiscal year. The Company paid fees of approximately $227,500 to GWT Consulting for services rendered during the Company's 2013 fiscal year (See Note 5, Summary Compensation Table-Fiscal Year 2013, at page 47 below) but prior to Mr. Tanner joining the Company. At no time did GWT Consulting provide any services to the Company while Mr. Tanner was an employee or officer of the Company. Other than in respect of GWT Consulting, since the beginning of fiscal year 2013, there have been no transactions, and there are no transactions proposed as of the date of the Proxy Statement, in which the Company is or was a participant and the amount involved exceeds $120,000 and in which any related party had or will have a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any person holding ten percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC, each person subject to the reporting requirements of Section 16(a) has filed timely all reports required to be filed in fiscal year 2013.

Processes and Procedures for Determination of Executive and Director Compensation

        The Compensation Committee is responsible for discharging the Board's responsibilities relating to the compensation of the Company's executive officers and directors. The Compensation Committee reviews and approves the compensation arrangements, plans, policies and programs that apply to our executive officers.

Pursuant to the Compensation Committee's Charter, its principal compensation related responsibilities, duties and areas of authority include, among other things:

  •
  To review the Company's compensation strategy from time to time to ensure that management is rewarded appropriately for its contributions to Company growth and profitability and that the executive compensation strategy supports Company objectives and stockholder interests.

  •
  To determine all elements of compensation for executive officers.

  •
  To annually establish the criteria for and review the performance of our CEO and our executive officers for compensation purposes, and report on the Compensation Committee's review to the Board and the CEO.

  •
  To review from time to time and approve the Company's incentive compensation strategy with respect to the total number of incentive awards to be granted, the relative participation of senior management and other employees, and the types of awards to be granted.

  •
  To approve annual retainer and meeting fees for directors and members of Board committees, including expense reimbursement limits and per diem allowances, as well as fix the terms and awards of stock compensation for members of the Board, all subject to ratification by the Board.

  •
  To retain or obtain advice from internal or external legal, compensation or other advisors to assist in the performance of its functions, including in the evaluation of director, CEO or senior executive compensation.

        The Compensation Committee's Charter permits it to consult with members of management when performing its duties. The Compensation Committee takes into account our CEO's recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for our executive officers other than the CEO. The Compensation Committee also may review with management (but does not set) the salaries of other senior level employees who are not executive officers of the Company. The Compensation Committee has delegated to a Stock Award Committee the authority to grant stock options and restricted stock unit awards to employees of the Company who are not officers or directors. However, the Stock Award Committee may not grant awards covering more than 100,000 shares of our common stock in the aggregate during the period between any two meetings of the Compensation Committee and may not grant awards covering more than 15,000 shares of our common stock to any one individual in a calendar year. Mr. Khaykin is currently the sole member of the Stock Award Committee. The Compensation Committee may also form and delegate authority to subcommittees, or delegate authority to members, when appropriate, provided that such subcommittees will be composed exclusively of members of the Compensation Committee and will operate pursuant to a published charter. Other than the authority delegated to the Stock Award Committee, the Compensation Committee has no current intention to delegate any of its authority to any other committee or subcommittee.

        As indicated above, pursuant to its Charter, the Compensation Committee is authorized to retain compensation consultants to assist it in carrying out its duties. The Compensation Committee has the authority to approve any compensation consultant's fees and other retention terms. Consistent with the Compensation Committee's past practice, for fiscal year 2013, the Compensation Committee retained the services of Frederic W. Cook & Co., Inc. ("FW Cook"), an independent compensation consulting firm, to assist it in assembling and analyzing compensation among peer companies and to prepare compensation analysis and summaries with respect to the Company's executive officers and its non-employee directors. During fiscal year 2013, except for the consulting services provided to the Compensation Committee, FW Cook did not perform any other services for the Company or its management.

DIRECTOR COMPENSATION

        The following table presents information regarding the compensation paid for services rendered during fiscal year 2013 to individuals who were members of our Board at any time during fiscal year 2013 and who were not also our employees or employees of any of our subsidiaries (referred to herein as "Non-Employee Directors"). The compensation paid to any director who was also one of our employees during fiscal year 2013 is presented below in the "Summary Compensation Table" and the related explanatory tables. Such employee directors do not receive separate compensation for service on the Board.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2)(3)(4) (c)	Option Awards ($)(2)(3)(4) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Robert S. Attiyeh	$97,500	$120,005	0	0	0	0	$217,505
Mary B. Cranston	$87,500	$120,005	0	0	0	0	$207,505
Richard J. Dahl	$142,500	$120,005	0	0	0	0	$262,505
Dwight W. Decker	$95,000	$120,005	0	0	0	0	$215,005
Didier Hirsch	$77,500	$120,005	0	0	0	0	$197,505
Thomas A. Lacey	$77,500	$120,005	0	0	0	0	$197,505
James D. Plummer	$85,000	$120,005	0	0	0	0	$205,005
Barbara L. Rambo	$85,000	$120,005	0	0	0	0	$205,005
Rochus E. Vogt	$91,250	$120,005	0	0	0	0	$211,255

(1)
The amounts reported in Column (b) above reflect the annual retainer and supplemental annual retainer fees earned in fiscal year 2013, which are described below.

(2)
The amounts reported in Columns (c) and (d) under the headings "Stock Awards" and "Option Awards" present the aggregate grant date fair value of restricted stock unit awards and options, respectively, granted in fiscal year 2013, computed in accordance with FASB ASC Topic 718. See Note 6 to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2013 ("Fiscal 2013 10-K"), for information on the assumptions underlying the valuation of these awards.

(3)
Each of our Non-Employee Directors who held office on August 28, 2012 was granted an award of 6,803 restricted stock units on that date under the Board's non-employee director compensation program. Each of these awards had a grant date fair value set forth in the above table, with the grant date value computed in accordance with FASB ASC Topic 718 and the assumptions and methodologies referred to in footnote 2 above.

(4)
The following table presents the aggregate number of outstanding unexercised options and outstanding unvested restricted stock units held by each of our Non-Employee Directors as of June 30, 2013.

Director	Number of Options Outstanding	Number of Restricted Stock Units Outstanding
Robert S. Attiyeh	24,000	6,803
Mary B. Cranston	29,333	6,803
Richard J. Dahl	24,000	6,803
Dwight W. Decker	24,000	6,803
Didier Hirsch	20,000	6,803
Thomas A. Lacey	24,000	6,803
James D. Plummer	24,000	6,803
Barbara L. Rambo	20,000	6,803
Rochus E. Vogt	24,000	6,803

Director Compensation—Overview

        Compensation for Non-Employee Directors during fiscal year 2013 consisted of an annual cash retainer, supplemental annual retainers for service on a committee of the Board, supplemental annual retainers for service as the Chairman of the Board or the Chair of a committee of the Board, and an annual award of restricted stock units. During fiscal 2013, compensation did not include any separate meeting attendance fees.

Non-Employee Director Annual Retainers and Expenses

        For fiscal year 2013, cash compensation for Non-Employee Directors was comprised of the following:

  1.
  An annual cash retainer fee in the amount of $70,000; and

  2.
  As applicable, supplemental annual retainer fees in the following amounts for the respective Non-Employee Director:

Supplemental Annual Retainer	Amount
Chairman of the Board	$50,000
Chair of the Audit Committee	$20,000
Chair of the Compensation Committee	$15,000
Chair of the Nominating Committee	$10,000
Service on any Committee of the Board(1)	$7,500

(1)
Such retainer fees are in addition to any applicable fees for service as the Chair of a committee. The Chairman of the Board receives such supplemental retainer fees for each committee of the Board as a result of his service with the committees.

        The annual retainer fees (and any applicable supplemental retainer fees) are paid quarterly and pro-rated for the period of a Non-Employee Director's service. Non-Employee Directors do not earn any separate meeting fees based on meeting attendance or the number of meetings held.

        All Non-Employee Directors are also reimbursed for reasonable out-of-pocket expenses they incur serving as directors, including the cost of transportation and other expenses incurred to attend meetings at the Company or otherwise in connection with the Non-Employee Director's service to the Company.

        Each of our Non-Employee Directors is permitted to elect to defer up to 100% of his or her retainer fees under the Company's Deferred Compensation Plan ("DCP"), as more fully described below under "Compensation Discussion and Analysis—Fiscal Year 2013 Executive Compensation Program Elements—Non-Qualified Deferred Compensation Plan." None of our Non-Employee Directors has elected to participate in the DCP.

Non-Employee Director Equity Awards

        Amount and Timing of Director Equity Awards.    The equity award program for Non-Employee Directors for the Company's 2013 fiscal year provides for an annual grant of restricted stock units ("RSU's") issued under the Company's applicable stock incentive plan. The number of RSUs is established using a fixed value of $120,000 and the per share closing price of the Company's common stock on the NYSE on the day of grant, rounded to the nearest whole RSU. The date of grant for such award is the third business day following the filing of the Company's annual report on Form 10-K due during the applicable year. All Non-Employee Directors in office at time of the granting of the award receive the award.

        Separately, each Non-Employee Director who is newly appointed or elected to the Board is granted an award of 20,000 stock options under the Plan on the date that he or she is first appointed or elected. In such case, the stock options are granted with an exercise price equal to the closing price per share of the Company's common stock on the NYSE on the applicable grant date. In addition, the newly appointed or elected Non-Employee Director is granted a prorated amount of the annual award of RSUs otherwise granted to Non-Employee Directors for the fiscal year based on the remaining portion of the fiscal year to be served by such new member. In fiscal year 2013, there were no newly appointed members of the Board and therefore no such awards were made.

        Award Terms.    Each RSU award granted to our Non-Employee Directors will vest 100% on the first anniversary of the grant date, subject to the Non-Employee Director's continued service through the applicable vesting date. If a Non-Employee Director's service terminates as a result of his or her death or disability, or a Non-Employee Director retires with the consent of the Board (or upon written notice if the sum of the Non-Employee Director's years of service to the Board and age is seventy-five years or more), then the RSUs subject to the award shall become vested upon the date of such event. In addition, unless the Board determines otherwise, if the Company undergoes a "change in control event" (as defined in the RSU award agreement entered into in connection with the RSU award), all of a Non-Employee Director's RSUs will become fully vested. Vested RSUs are settled in shares of the Company's common stock on a one-for-one basis.

        Each stock option award granted to a newly appointed or elected Non-Employee Director has a term of five years and, subject to the Non-Employee Director's continued service, one-third of his or her stock option award will vest and become exercisable on each of the first three anniversaries of the grant date. If a Non-Employee Director's service terminates for any reason other than his or her voluntary resignation or voluntary failure to stand for reelection (or his or her death or disability), all of the unvested portion of the stock options held by the Non-Employee Director will immediately vest and remain exercisable until the earlier of (i) three years from the date of his or her termination or (ii) the scheduled expiration date of the stock option. The same vesting and exercise rules shall apply if a Non-Employee Director's service terminates as a result of his or her voluntary resignation or decision not to stand for re-election after five consecutive years of service on the Board, in respect of stock options that the director has held for more than six months. Otherwise, vested options will remain outstanding and exercisable for three years (or three months, if the Non-Employee Director has not served at least five years) after a director's service terminates or his or her death. Unvested options would terminate upon voluntary resignation or voluntary decision not to stand for re-election if the Non-Employee Director has served less than five years. Also, any vested options that are not exercised within the applicable post-termination of service exercise window would terminate. In addition, unless the Board determines otherwise, if the Company undergoes a "change in control event" (as defined in the Plan), all of the Non-Employee Director's stock options will become fully vested and exercisable.

        Each RSU granted in fiscal year 2013 to Non-Employee Directors was granted under, and is subject to the terms of, the 2011 Performance Incentive Plan (the "2011 Plan"), approved by shareholders at the Company's 2011 annual meeting of shareholders. For RSUs granted in fiscal year 2013, Non-Employee Directors are not entitled to dividend equivalent rights.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Officers as disclosed pursuant to the SEC's executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis). Please see the "Executive Summary" to the "Compensation Discussion and Analysis" immediately following this proposal for highlights of the Company's executive compensation program for fiscal year 2013.

        In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board requests your advisory vote on the following resolution at the Meeting:

        RESOLVED, that the compensation paid to the Company's "Named Officers", as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

        This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Officers.

        The Company's current policy is to provide stockholders with an opportunity to approve the compensation of the Named Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2014 annual meeting of stockholders.

  Vote Required

        Approval of this Proposal No. 2 requires the affirmative vote of the holders of a majority of the Company's Common Stock present at the Meeting in person or by proxy and entitled to vote on this proposal.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 2.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

Introduction

        This section discusses each of the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, and the other three most highly compensated individuals who served as executive officers of the Company during fiscal year 2013. These individuals are referred to as the "Named Officers" in this Proxy Statement. This section also provides information about the fiscal year 2013 compensation objectives, policies, and decisions applicable to those Named Officers. The Named Officers for fiscal year 2013 were:

Oleg Khaykin	President and Chief Executive Officer
Ilan Daskal	Executive Vice President and Chief Financial Officer
Gary Tanner	Executive Vice President and Chief Operations Officer
Michael Barrow	Executive Vice President, GaN Technologies
Adam White	Senior Vice President, Global Sales

Executive Summary

        Our executive compensation program for fiscal year 2013 is based in substantial part on Company performance. As set out in our Annual Report on Form 10-K for our 2013 fiscal year, fiscal year 2013 was a challenging year for our Company. As shown in the discussion that follows, a number of the targets established for the Company's performance based compensation were not met and therefore the cash compensation earned by Named Officers for our 2013 fiscal year was lower than that for our 2012 fiscal year, demonstrating a clear linkage between Company performance and Named Officer compensation. Equity compensation provided to Named Officers was increased from that provided in fiscal year 2012, but the increase was mostly in the form of stock units with vesting conditions requiring significant increases in total shareholder return (TSR) to align Named Officer compensation with the creation of value for shareholders. More than half of each Named Officer's equity compensation for fiscal year 2013 was provided in the form of performance restricted stock units with vesting targets based on appreciation of the Company's share price over time.

        The below chart, representing the fiscal year 2013 target total direct compensation ("TDC") for our CEO Mr. Khaykin, demonstrates the emphasis on incentive compensation and performance-contingent compensation elements for fiscal year 2013. These elements are described in more particularity below and in the ensuing discussion:

Khaykin Target Compensation Mix

*
58% of Mr. Khaykin's Target TDC is in the form of incentive compensation tied to the achievement of specific, pre-established performance goals.

(1)
Actual cash incentive bonus was $0. The target bonus is subtracted from Target TDC to yield Actual TDC. For target bonus amount, see "Grants of Plan-Based Awards in Fiscal Year 2013," page 50.

(2)
For Other Compensation, see "Summary Compensation Table-Fiscal Year 2013," Note 3, at page 47 below.

(3)
"RSUs" refer to Time-Based RSUs, and "PSUs" refer to the total of Performance RSUs and High Performance RSUs, as described below. Equity measures are based on grant date values as set forth in the "Summary Compensation Table-Fiscal Year 2013," page 46 below.

        Our executive compensation program for fiscal 2013 had three key components, which are designed to be consistent with our overall compensation philosophy and to reward executives based on Company and individual performance: (1) base salary; (2) annual incentive cash bonus opportunities; and (3) long-term stock awards. These components are explained in more detail below in this Compensation Discussion and Analysis section. The highlights of our executive compensation program for fiscal year 2013 are as follows:

  •
  Base Salaries.  The base salaries of the Named Officers for fiscal year 2013 remained at the same levels as their base salaries for fiscal year 2012. For Messrs. Khaykin, Daskal and Barrow, this was the fourth consecutive year with no salary increase, and for Mr. White there has been no salary increase since he became an executive officer in July 2011. Mr. Tanner just joined the Company this fiscal year.

  •
  Short-Term Annual Incentives.  The Named Officers participated in a short term cash incentive program based on target bonus opportunities set as a percentage of salary. The earning of bonuses under the program depended on the satisfaction for each Named Officer of a mix of Company and/or individual performance goals. Consistent with our pay-for-performance policy, cash bonuses were generally not paid in Fiscal Year 2013 to our Named Officers as most of the Company's performance targets for short term cash incentives were not met, other than minimal bonuses to two of the Named Officers (other than the CEO).

  •
  Long-Term Equity Awards.  The Named Officers were granted a mixture of time-based and performance-based restricted stock unit ("RSU") awards during fiscal year 2013, with a majority of their value contingent on performance conditions being met. We believe these awards help further align the Named Officers' interests with those of our stockholders over the three-year vesting period of the awards because their value, and the Named Officers' opportunity, is directly linked to the Company's stock price. In addition, the performance-based RSU awards vest only if our stock price achieves certain specified levels during the applicable measurement period to provide an additional incentive for Named Officers to focus on delivering value to shareholders by increased overall Company performance. For fiscal year 2013, in addition to a performance-based RSU award consistent in design and target to the RSU awards made for fiscal year 2012, the Compensation Committee approved a second performance-based RSU award to Named Officers that incentivizes outstanding Company performance by vesting only if the Company's stock price, and therefore the value to shareholders, achieves a much higher level. As has been the practice for the Company in recent years, equity awards for fiscal year 2013 were granted to the Named Officers at the end of fiscal year 2013 in order to take into account Company performance during the fiscal year in considering the overall compensation for Named Officers, as well as the results of the previous year's advisory vote on executive compensation.

  •
  Recoupment Policy.  We have adopted a recoupment policy that allows the Company, in the event the Company restates all or a portion of its financial statements, to recoup any bonus or incentive compensation paid to a Named Officer or take other actions in respect of the Named Officer's compensation (See Corporate Governance—Recoupment Policy, page 18).

  •
  CEO Stock Ownership Guideline.  We have adopted stock ownership guidelines requiring the CEO to hold the lesser of (i) shares with value equal to three times annualized base salary or (ii) a fixed number of shares (namely, 90,000 shares), by the later of July 1, 2016 or the fifth anniversary of his or her appointment as CEO. As of the date of adoption of that policy, the fixed number of shares represented a value of more than three times the annualized base salary of our CEO. Our CEO currently holds shares of the Company's common stock that satisfies the stock ownership guideline. As of the Record Date, with a closing price of $25.27 per share, this 90,000 share requirement continues to represent a number of shares with a value more than three times the annualized base salary of the Chief Executive Officer.

  •
  Officer Anti-Pledging/Hedging Policy.  We have adopted a policy, as part of the Company's insider trading policy, of prohibiting officers from engaging in puts, calls, derivative transactions, pledges, hedging and related transactions in the Company's stock (see Corporate Governance—Anti-Hedging Policy, page 19).

The Role of the Compensation Committee

        Our executive compensation programs are determined and approved by the Compensation Committee. None of the Named Officers were or are members of the Compensation Committee, which is comprised solely of independent directors. The Compensation Committee takes into account the recommendations of the CEO regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for Named Officers other than the CEO. For example, in fiscal year 2013, the Compensation Committee considered the CEO's recommendations regarding the appropriate base salaries and annual cash incentive program payouts for the Named Officers other than himself for fiscal year 2013. The other Named Officers besides the CEO did not and currently do not have any role in determining or recommending the form or amount of compensation paid to the Named Officers. The Compensation Committee regularly apprises the Board of its actions and periodically seeks the input of the Board and other committees of the Board as to items it is considering. (See also, Processes and Procedures for Determination of Executive and the Director Compensation, above.)

The Role of Stockholder Say-on-Pay Vote

        At our last annual stockholders meeting held in November 2012, approximately 94% of our stockholders voting on the proposal to approve our executive compensation program supported our program. Based on this high level of support for our executive compensation program, the Compensation Committee did not change its general approach for fiscal year 2013. As noted above, we emphasized long-term stock awards in fiscal year 2013, with a majority of the grant date fair value of the stock awards granted to the Named Officers in fiscal year 2013 subject to vesting targets based on appreciation of the Company's share price. We believe this emphasis on equity and performance-based vesting aligns with shareholder interests and particularly focuses the Named Officers on the goal of stock price appreciation. We believe our executive compensation includes a number of features that further our compensation philosophy and reflect best practices in the market. The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for the Named Officers.

Executive Compensation Program Objectives and Overview

        Principles of Executive Compensation.    Our executive compensation programs are intended to achieve four fundamental objectives: (1) attract, motivate and retain high caliber talent; (2) create a direct relationship between pay and performance; (3) create proper incentives for the executives to maximize stockholder value over time; and (4) be in form and substance reasonable in terms of the risks to the Company and its shareholders. In structuring our current executive compensation programs, we are guided by the following basic philosophies:

  •
  "At Risk" Compensation.  A significant portion of each executive's compensation should be "at risk" and tied to the Company's attainment of annual and long-term business objectives and shareholder value.

  •
  Competitive Compensation.  The executive compensation programs should provide a fair and competitive compensation opportunity that enables us to attract and retain superior executive talent.

  •
  Alignment with Stockholder Interests.  Executive compensation should be structured to include variable elements that link executives' financial reward to achievement of operational goals and stockholder return, and executive stock ownership should be encouraged.

        As described in more detail below, the material elements of the executive compensation programs for our Named Officers are a base salary, a short-term incentive compensation opportunity and a long-term equity incentive opportunity. We also provide the Named Officers a non-qualified deferred compensation plan, 401(k) retirement benefits, certain perquisites and severance benefits.

        Each element of our executive compensation program is intended to help us to achieve one or more of our compensation objectives. Base salaries, the non-qualified deferred compensation plan, the 401(k) plan and perquisites are all primarily designed to attract and retain high caliber talent. These are elements where the value of the benefit in any given year is not variable. In order to attract and retain top-caliber executives, we provide executives with a level of predictable benefit amounts that reward the executive's continued service and with severance protections. The predictable benefits that we provide executives include a mix of fixed short-term elements (like base salaries) and longer-term elements (like the non-qualified deferred compensation plan and 401(k) retirement benefits). This mix helps us to achieve our dual goals of attracting executives and retaining them. In addition to helping attract and retain executives, severance benefits also help ensure executives' objectivity during challenging times for the industry or our Company and can be used to secure releases from potential claims in certain situations.

        Our short-term incentive compensation opportunity and our long-term equity incentive opportunities are designed to reward performance and the creation of stockholder value; accordingly, the value of these benefits is dependent on performance. Our short-term cash incentive opportunity is primarily intended to hold executives accountable for achievement of Company performance goals and individual performance goals related to the executive's primary areas of responsibility. The principle is that short term goal achievement can lead to long term value creation. It also aligns our executive officers' interests with those of our stockholders and helps us attract, motivate and retain executives. Our long-term equity incentives are intended to align our executive officers' interests with those of our stockholders, by incentivizing and rewarding executives for longer term performance achievement. As well, they help us attract, motivate and retain executives.

        The individual compensation elements are intended to create a competitive total compensation package for each executive officer relative to companies in our comparative peer group.

        Fiscal Year 2013 Executive Compensation.    Consistent with our compensation philosophies described above, our goal for fiscal year 2013 was to provide each Named Officer with an executive compensation program that was competitive in light of the compensation paid to comparable executives at our peer group companies, reward performance and to take account of conditions in our industry.

        The Company's general approach for fiscal year 2013 was to provide the CEO and other Named Officers with target cash compensation at about the median level of similarly situated executives with the peer group companies identified below, but to provide the opportunity for higher levels of equity compensation, a majority of it being performance-contingent, to incentivize long term performance and shareholder value. For fiscal year 2013, target total cash compensation(1) was at or below median for all Named Officers as compared to the peer group. As noted above, the Named Officers generally did not receive cash bonuses for 2013 (consistent with the Company's pay for performance philosophy as most of the applicable performance goals were not achieved), except for minimal cash

(1)
For the purposes of this discussion, "target total compensation" refers to the executive's base salary, target cash incentive bonus and grant date value of equity awards granted to the executive during the fiscal year based on valuation assumptions similar to those used by the Company for its financial reporting, with "actual total compensation" referring to the same elements but including the cash incentive bonus actually paid to the executive (as opposed to the target bonus amount). The terms "target total cash compensation" and "actual total cash compensation" follow that convention using only the cash elements of compensation.

incentive bonuses paid to two of the Named Officers, neither of which was the CEO. Accordingly, the Named Officers' actual total cash compensation was significantly below the median level for peer executives for fiscal year 2013.

        The Compensation Committee determined the level of fiscal year 2013 equity awards for Named Officers at the end of the fiscal year. The equity awards granted by the Compensation Committee resulted in the CEO's total actual compensation being at about the 67th percentile, and the total actual compensation of the other Named Officers averaging at about the 55th percentile, when compared to peers. If the target cash incentive bonus is taken into account, the total target compensation would have been at about the 75th percentile for the CEO and the 60th percentile for the other Named Officers on average, when compared to peers. However, in determining the Named Officers' equity awards for fiscal year 2013, the Compensation Committee took into account that the Named Officers would receive only minimal or no bonuses for the fiscal year (as opposed to their target bonus levels).

        For the Named Officers other than the CEO, total actual compensation and total target compensation was at about or below the median relative to executives at the peer companies, except that Mr. White's compensation was slightly above the 75th percentile relative to executives at similar positions with the peer companies. The Compensation Committee established the compensation at these levels, which were at about the same level among these officers, due to the importance of Mr. White's role as the Company's principal sales officer and for continuity in the level of incentive and rewards for the Company's key officers. In setting the level of Mr. Tanner's fiscal year 2013 equity award, the Compensation Committee excluded the value of his new hire equity awards, as such awards were viewed as an inducement to join the Company.

        As described below, the performance conditions for vesting of substantial portions of the Named Officers' equity compensation requires a significant increase in the performance of the Company as measured by appreciation in the Company's share price. Therefore, this equity compensation continues to be at risk and will have value only if significant value is created for the Company's shareholders in the form of share price appreciation over time. The Compensation Committee believed that the pay positioning of the Named Officers relative to the peer group for fiscal year 2013 was appropriate given this focus on equity awards and performance-based vesting — the Named Officers have an opportunity to realize significant value from their equity awards if the applicable performance-based and other vesting conditions are satisfied, and the Named Officers have downside risk in that cash incentives and performance-based equity awards will not have value if the applicable performance goals are not attained.

        Fiscal Year 2013 Compensation Advisor.    For fiscal year 2013, the Compensation Committee retained Frederic W. Cook & Co., Inc. ("FW Cook") to assist in assembling and analyzing compensation and performance levels among the peer companies identified below, prepare compensation analysis and summaries with respect to the Company's Named Officers, perform compensation reviews and make recommendations to the Compensation Committee regarding compensation programs and levels. During fiscal year 2013, except for the consulting services provided to the Compensation Committee, FW Cook did not perform any other services for the Company or its management. The Compensation Committee determined FW Cook to be independent for the purposes of the NYSE rules for independence, and concluded that its engagement of FW Cook does not raise any conflict of interest with the Company or any of its directors or executive officers.

        Company Peer Group.    For the establishment of cash compensation at the beginning of fiscal year 2013, the Compensation Committee reviewed compensation information for a peer group of companies that was the same group as used for peer comparisons for Named Officer compensation established for fiscal year 2012.

        When considering equity compensation to be granted to Named Officers at the end of the 2013 fiscal year, and actions to be taken in respect of cash compensation established at the beginning of the 2014 fiscal year, the Compensation Committee reviewed the peer group and made what it considered to be incremental changes, taken as a whole, in order to more closely align the businesses of the peer group with the business conducted by the Company and to try to achieve a balance of peer companies that are larger and smaller than the Company (based on market capitalization and revenues). Set out below is a summary of the peer group used and the changes made:

Fiscal Year 2012 Peers (n=25)	Changes (net + 3)	=	Fiscal Year 2013 peers (n=28)
Analog Devices Inc.
Atmel Corp.
Avago Technologies Ltd.
Cree Inc.
Cypress Semiconductor Corp.
Diodes Inc.
Fairchild Semiconductor Int'l.
Integrated Device Technology Inc.
Intersil Corp.
Linear Technology Corp.
LSI Corp.
Maxim Integrated Products Inc.
Micrel Inc.
Microchip Technology Inc.
Microsemi Corp.
ON Semiconductor Corp.
Power Integrations, Inc.
Qlogic Corp.
RF Micro Devices Inc.
Semtech Corp.
Silicon Laboratories Inc.
Skyworks Solutions Inc.
TriQuint Semiconductor Inc.
Vishay Intertechnology Inc.
Volterra Semiconductor Corp.	Additions (n=5): Cirrus Logic Inc. Entropic Communications Inc. Hittite Microwave Corp. OmniVision Technologies Inc. PMC-Sierra, Inc Deletions (n=2): Avago Technologies Ltd. Qlogic Corp.	Analog Devices Inc.
Atmel Corp.
Cirrus Logic Inc.
Cree Inc.
Cypress Semiconductor Corp.
Diodes Inc.
Entropic Communications Inc.
Fairchild Semiconductor Int'l.
Hittite Microwave Corp.
Integrated Device Technology Inc.
Intersil Corp.
Linear Technology Corp.
LSI Corp.
Maxim Integrated Products Inc.
Micrel Inc.
Microchip Technology Inc.
Microsemi Corp.
OmniVision Technologies Inc.
ON Semiconductor Corp.
PMC-Sierra, Inc
Power Integrations, Inc.
RF Micro Devices Inc.
Semtech Corp.
Silicon Laboratories Inc.
Skyworks Solutions Inc.
TriQuint Semiconductor Inc.
Vishay Intertechnology Inc.
Volterra Semiconductor Corp.
Peers Used to Set: FY12 Equity Compensation FY13 Cash Compensation			Peers Used to Set: FY13 Equity Compensation FY14 Cash Compensation

 Fiscal Year 2013 Executive Compensation Program Elements

Base Salaries

        Each of our Named Officers is party to an employment agreement or letter agreement that provides for a fixed base salary, subject to annual review by the Company. The Compensation Committee generally reviews base salaries for each executive officer by the first quarter of each fiscal year. In fiscal year 2013, the Compensation Committee considered the need to attract and retain key executives in light of the continuing challenging business and economic environment, our Company's performance, a subjective determination of each Named Officer's past performance and expected future contributions, and the base salaries and total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data).

        Based on this review, no adjustments were made for fiscal year 2013 to the base salary levels in effect for Messrs. Khaykin, Daskal, Barrow and White. The base salary levels for Named Officers for fiscal year 2013 were as follows:

Named Officer	Annual Base Salary
Oleg Khaykin	$750,000
Ilan Daskal	$350,000
Gary Tanner	$350,000
Michael Barrow	$350,000
Adam White	$338,400

        Mr. Tanner joined the Company in January 2013, and his base salary was established at comparable levels to existing Named Officers. In each case, the base salary levels of Named Officers have been in effect since the executive first became an executive officer of the Company, which for Messrs. Khaykin, Daskal and Barrow was in 2008, for Mr. White was in July 2011 and for Mr. Tanner was January 2013. The Compensation Committee determined that these salary levels were appropriate in light of the Named Officers' respective duties and responsibilities, the continuing challenging global economic environment and to successfully retain the Named Officers in the competitive market. The base salary level for Mr. Khaykin, the Company's CEO, is significantly higher than the base salary levels for the other Named Officers reflecting his responsibility as CEO for the overall operations, management and leadership of the Company. The "Summary Compensation Table—Fiscal Year 2013" below sets forth the base salary paid to each Named Officer for fiscal year 2013.

        As noted below in "Actions of the Compensation Committee for Fiscal Year 2014," no base salary increases were provided to Named Officers for fiscal year 2014, except for Mr. Daskal.

Short-Term Incentive Compensation Opportunity

        Basic Incentive Program.    For fiscal year 2013, the Compensation Committee established (with the recommendations of the CEO), a short-term cash incentive bonus program for Named Officers based on the achievement of performance goals aligned to the Company's strategic business plan for the fiscal year and the achievement of certain individual goals.

        Each officer's individual bonus target was expressed as a percentage of the officer's annualized base salary, as follows:

Named Officer	Target Bonus Percentage of Base Salary
Oleg Khaykin	100%
Ilan Daskal	70%
Gary Tanner	70%
Michael Barrow	70%
Adam White	70%

        When combined with salary, these target bonuses generally position target cash compensation at a level that is at or below the median level of similar positions within the peer group. The target bonus percentage established for each Named Officer was the same as established for each Named Officer for fiscal year 2012, with the target bonus percentage established for Mr. Tanner, who joined the Company in fiscal year 2013, set at a comparable level to the Named Officers other than the CEO. The target bonus level for Mr. Khaykin, the Company's CEO, is significantly higher than the target bonus levels for the other Named Officers reflecting his responsibility as CEO for the overall operations and performance of the Company.

        Any actual bonus payouts were subject to the Compensation Committee's review of each Named Officer's performance against the performance goals for that Named Officer, with the goals being established by the Compensation Committee for the CEO, and being recommended by the CEO and approved by the Compensation Committee for each of the other Named Officers. Individual goals were used in certain circumstances to help ensure that Named Officers focus on the areas where they have operational or policy making control. In any event, the Compensation Committee has the discretion to adjust the amount of the bonus payable based on its assessment of individual performance. In no event will any bonus exceed 200% of the Named Officer's applicable target bonus.

        The bonus program was divided into two measurement periods, comprised of the first two fiscal quarters of fiscal year 2013 ("First Half Period") and the last two fiscal quarters of fiscal year 2013 ("Second Half Period"). As further described below, no bonuses were earned for the First Half Period as minimum performance thresholds were not achieved; and only minimal bonuses were awarded to two of the Named Officers, excluding the CEO, for the Second Half Period as threshold performance for only one of the performance measures was achieved.

        First Half Period.    For the First Half Period, the Named Officer's bonus opportunity was based on a mix of corporate and individual goals for the Named Officers established by the Compensation Committee for that period.

        The corporate goals established for each Named Officer included targets for Company revenues and gross margin, with individual performance goals established by the Compensation Committee based on the particular Named Officer's functions and areas of responsibility. Mr. Tanner joined the Company in January 2013, following the close of the First Half Period, and therefore did not participate in the short term incentive program for the First

Half Period. Set forth below is a summary of the performance elements established for each Named Officer and the applicable portion of the Named Officer's bonus opportunity for each element for the First Half Period:

Named Officer	First Half 2013 Fiscal Year Incentive Goal	Portion of Bonus Opportunity
Oleg Khaykin	Achieve revenues equal to or greater than $550 million(1)	40%
	Achieve gross margin equal to or greater than $190 million(2)	40%
	Achieve operating expenses less than or equal to 29% of revenue(3)	20%
Ilan Daskal	Achieve revenues equal to or greater than $550 million(1)	40%
	Achieve gross margin equal to or greater than $190 million(2)	40%
	Achieve SG&A expense less than or equal to 19% of revenue(4)	20%

Michael Barrow	Achieve revenues equal to or greater than $550 million(1)	30%
	Achieve gross margin equal to or greater than $190 million(2)	30%
	Achieve operational effectiveness levels(5)	40%
Adam White	Achieve revenues equal to or greater than $550 million(1)	50%
	Achieve gross margin equal to or greater than $190 million(2)	30%
	Achieve SG&A expense less than or equal to 19% of revenue(4)	20%

(1)
The Compensation Committee determined that no bonus would be paid under this element if the Company's revenue for the First Half Period was less than $550 million. For revenue greater than $550 million, the bonus amount was based on a sliding scale, with 35% of the portion of the executive's target bonus allocated to this element to be awarded for threshold achievement at a revenue level of $550 million, 100% of such portion to be awarded for target achievement at a revenue level of $617 million, and 200% of such portion to be awarded for maximum achievement at a revenue level of $700 million or more. For the First Half Period, the Company reported revenue of $476.3 million, below the threshold level for achievement.

(2)
The Compensation Committee determined that no bonus would be paid under this element if the Company's gross margin for the First Half Period was less than $190 million. For gross margin greater than $190 million, the bonus amount was based on a sliding scale, with 35% of the portion of the executive's target bonus allocated to this element to be awarded for threshold achievement at a gross margin level of $190 million, 100% of such portion to be awarded for target achievement at a gross margin level of $248 million, and 200% of such portion to be awarded for maximum achievement at a gross margin level of $290 million or more. For the First Half Period, the Company reported gross margin of $119.6 million, below the threshold level for achievement.

(3)
The Compensation Committee determined that no bonus would be paid under this element if the Company's operating expenses were greater than 29% of revenue. For operating expenses less than 29% of revenue, the bonus amount was based on a sliding scale, with 35% of the portion of the executive's target bonus allocated to this element to be awarded for threshold achievement at an operating expense level of 29% of revenue, 100% of such portion to be awarded for target achievement at an operating expense level of 25.7% of revenue, and 200% of such portion to be awarded for maximum achievement at an operating expense level of 24% or less of revenue. For the First Half Period, the Company's operating expenses were 33.2% of revenue, which did not meet the threshold level for achievement.

(4)
The Compensation Committee determined that no bonus would be paid under this element if the Company's Selling, General and Administrative ("SG&A") expense was greater than 19% of revenue. For SG&A expense less than 19% of revenue, the bonus amount was based on a sliding scale, with 35% of the portion of the executive's target bonus allocated to this element to be awarded for threshold achievement at a SG&A expense level of 19% of revenue, 100% of such portion to be awarded for target achievement at a level of SG&A expense of 15.7% of revenue, and 200% of such portion to be awarded for maximum achievement at a SG&A expense level of 14% or less of revenue. For the First Half Period, the Company's SG&A expense was 19.4% of revenue, which did not meet the threshold level for achievement.

(5)
For the performance goals and assessments for non-reported financial metrics, such as the achievement of operational effectiveness, the Company does not disclose the goals, plans or components thereof because the Company believes they constitute confidential business information and their disclosure could impair the ability of the Company to compete effectively. However, the Company believes the performance goals were challenging but reasonably attainable under the Company's circumstances at the time the goals were established, and the evaluation of the merits of each goal was based on the Compensation Committee's assessment of performance. For the First Half Period, the Compensation Committee determined a level of achievement of 76% for operational effectiveness for Mr. Barrow; however, in light of the Company not having met the threshold level for its revenue or gross margin goals, and considering the overall Company performance for the First Half Period, the Compensation Committee made a determination not to award any bonus for the operational effectiveness element.

          Following the end of the First Half Period, the Compensation Committee determined that the Company's threshold goals had not been met for revenues, gross margin, operating expenses or SG&A expense, although there had been some achievement level in the area of operational effectiveness. Considering these factors and the overall Company performance for the First Half Period, consistent with the Compensation Committee's pay for performance philosophy, the Compensation Committee awarded no bonuses to Named Officers for the First Half Period.

          Second Half Period.    For the Second Half Period, consistent with the First Half Period, the Compensation Committee established a mix of corporate and individual goals for the Named Officers. Set forth below is a summary of the performance elements established for each Named Officer and the applicable portion of the Named Officer's bonus opportunity for the Second Half Period for each element:

Named Officer	Second Half 2013 Fiscal Year Incentive Goal	Portion of Bonus Opportunity
Oleg Khaykin	Achieve revenues equal to or greater than $550 million(1)	40%
	Achieve gross margin equal to or greater than $190 million(2)	40%
	Achieve operating expenses less than or equal to 29% of revenue(3)	20%
Ilan Daskal	Achieve revenues equal to or greater than $550 million(1)	40%
	Achieve gross margin equal to or greater than $190 million(2)	40%
	Achieve SG&A expense less than or equal to 19% of revenue(4)	20%

Gary Tanner	Achieve revenues equal to or greater than $550 million(1)	30%
	Achieve gross margin equal to or greater than $190 million(2)	30%
	Achieve operational effectiveness levels(5)	40%
Michael Barrow	Achieve revenues equal to or greater than $550 million(1)	20%
	Achieve gross margin equal to or greater than $190 million(2)	20%
	Achieve operational projects and cost control(5)	60%

Adam White	Achieve revenues equal to or greater than $550 million(1)	50%
	Achieve gross margin equal to or greater than $190 million(2)	30%
	Achieve SG&A expense less than or equal to 19% of revenue(4)	20%

(1)
The revenue goal established by the Compensation Committee for the Second Half Period was the same as that established for the First Half Period. See note (1) to the table on First Half Period bonuses above for a description of the goal. For the Second Half Period, the Company reported revenue of $500.7 million, below the threshold level for achievement.

(2)
The gross margin goal established by the Compensation Committee for the Second Half Period was the same as that established for the First Half Period. See note (2) to the table on First Half Period bonuses above for a description of the goal. During the Second Half Period, the Company reported gross margin of $137.4 million, below the threshold level for achievement.

(3)
The operating expenses goal established by the Compensation Committee for the Second Half Period was the same as that established for the First Half Period. See note (1) to the table on First Half Period bonuses above for a description of the goal. For the Second Half Period, the Company's operating expenses were 30.1% of revenue, which did not meet the threshold level for achievement.

(4)
The SG&A expense goal established by the Compensation Committee for the Second Half Period was the same as that established for the First Half Period. See note (4) to the table on First Half Period bonuses above for a description of the goal. During the Second Half Period, the Company's SG&A expense was 17.8% of revenue, which met and exceeded the threshold level of performance. The Compensation Committee determined a level of achievement of 53% for this element for Mr. Daskal and Mr. White, and accordingly, awarded bonuses of $12,985 and $12,540 to Mr. Daskal and Mr. White, respectively.

(5)
For the performance goals and assessments for non-reported financial metrics, such as the achievement of operational effectiveness or operational projects and cost control, the Company does not disclose the goals, plans or components thereof for these same reasons as set forth in note (5) to the table on First Half Period bonuses. However, the Company believes the performance goals were challenging but reasonably attainable under the Company's circumstances at the time the goals were established, and the evaluation of the merits of each goal was based on the Compensation Committee's assessment of performance. Moreover, it was a condition of each of these goals for the Second Half Period that either or both of the threshold levels of Company revenue and gross margin (See notes (1) and (2), above), be achieved. For the Second Half Period, the Compensation Committee determined (i) in the case of Mr. Tanner, that while accomplishments were made they did not achieve the threshold performance established for operational effectiveness goals, and (ii) in the case of Mr. Barrow, an 80% level of achievement for operational projects and cost control; however, in light of the Company not having met the threshold level for its revenue or gross margin goals, and considering the overall Company performance for the Second Half Period, the Compensation Committee made a determination not to award any bonus for these elements.

        Following the end of the Second Half Period, the Compensation Committee determined that the Company's threshold levels had only been met for SG&A elements designed for Mr. Daskal and Mr. White, although there had been some achievement level in the area of operational effectiveness and operational projects and cost control. Considering these factors and the overall Company performance for the Second Half Period, consistent with the Compensation Committee's pay for performance philosophy, the Compensation Committee only awarded bonuses to Messrs. Daskal and White in the amounts of $12,985 and $12,540, respectively, corresponding to performance related to the established SG&A goals.

  Equity Incentive Awards

        Fiscal Year 2013 Annual Equity Awards.    The Company's view is that the executive officers' long-term compensation should be linked directly to the value provided to our stockholders and that the incentives should be forward-looking. In fiscal year 2013, in order to retain key employees and align their potential rewards with the Company's stock price performance, Compensation Committee established a restricted stock unit ("RSU") award program ("RSU Program") for certain key employees, including the Named Officers. The program consisted of three types of RSU awards: (i) RSU awards that vest based on the employee's continued service with the Company ("Time-Based RSUs"), (ii) RSU awards that vest on the satisfaction of specified performance conditions ("Performance RSUs"), and (iii) RSU awards that vest on the satisfaction of a significantly higher specified performance standard than that of the Performance RSUs ("High Performance RSUs"). The Company's view is that Time-Based RSU awards help to reward and retain its executives over an extended period of time, and that Performance RSUs and High Performance RSUs provide further incentives for executives to help the Company achieve specific performance goals over the medium to long term that are intended to create value for the Company's stockholders, with the High Performance RSUs being provided with a significantly higher level of performance for vesting and risk of forfeiture.

        Annual equity awards are generally granted to Named Officers at the close of the fiscal year in order to take into account Company performance during the fiscal year in considering the overall compensation for Named Officers. The Compensation Committee made awards of Time-Based RSUs and Performance RSUs and High Performance RSUs to Named Officers on June 27, 2013. Separately, on February 1, 2013, the Compensation Committee awarded Mr. Tanner 100,000 stock options and 15,000 Time-Based RSUs in connection with his joining the Company.

        June 27, 2013 Awards.    On June 27, 2013, the Compensation Committee made RSU awards to Named Officers consisting of Time-Based RSUs, Performance RSUs, and High Performance RSUs, as follows:

Quantity of Fiscal Year 2013 RSU Awards for Named Officers

Named Officer	Time-Based RSUs(3)	Performance RSUs(4)	High Performance RSUs(5)	Total RSUs	Percentage of Quantity of Performance Contingent RSUs(2)
Oleg Khaykin	84,000	101,920	136,500	322,420	74%
Ilan Daskal	21,000	25,480	29,250	75,730	72%
Gary Tanner(1)	21,000	25,480	29,250	75,730	72%
Michael Barrow	21,000	25,480	29,250	75,730	72%
Adam White	21,000	25,480	29,250	75,730	72%

Notes:

(1)
Amounts exclude equity awards granted to Mr. Tanner on February 1, 2013 related to Mr. Tanner's hiring by the Company.

(2)
Greater than a majority of the value of the RSU awards represent performance contingent compensation. Set out below is the grant date fair value of the fiscal year 2013 RSU awards and the percentage of performance based RSUs for each Named Officer, with grant date fair value being calculated on the same basis as set out in the "Summary Compensation Table—Fiscal Year 2013" (see page 46):

Grant Date Fair Value of Fiscal Year 2013 RSU Awards for Named Officers

Named Officer	Time-Based RSUs ($)(3)	Performance RSUs ($)(4)	High Performance RSUs($)(5)	Total of Performance RSUs and High Performance RSUs($)	Total RSUs($)	Percentage of Fair Value of Performance Contingent RSUs
Oleg Khaykin	1,757,280	1,168,003	1,517,061	2,685,064	4,442,344	60%
Ilan Daskal	439,320	292,001	325,085	617,086	1,056,406	58%
Gary Tanner(1, above)	439,320	292,001	325,085	617,086	1,056,406	58%
Michael Barrow	439,320	292,001	325,085	617,086	1,056,406	58%
Adam White	439,320	292,001	325,085	617,086	1,056,406	58%
(3)
For the Time-Based RSUs, one third of the award vests on each of the first three anniversaries of the grant date, subject to the executive's continued service with the Company through the vesting date.

(4)
For the Performance RSUs, the vesting of the award depends on the extent to which the Company's Final Average Share Price (as defined below) exceeds the closing price of a share of Company common stock on the grant date of the award (the "Base Price"). If the Final Average Share Price is equal to or greater than 130% of the Base Price, one hundred percent of the total number of units subject to the award shall vest as of the end of the Company's 2016 fiscal year. If the Final Average Share Price is less than 130% of the Base Price, the total number of units subject to the award (if any) that vest will be reduced (but not below zero) proportionately by 3.33% for each percentage point (including fractional percentages) by which the percentage appreciation of the Final Average Share Price over the Base Price is less than 30%. For the purposes of the 2013 Performance RSUs, "Final Average Share Price" means the unweighted average of the daily closing prices ("Closing Prices") of the Company's shares of common stock on the New York Stock Exchange ("NYSE") for all trading days in the Company's fourth quarter of its fiscal year ending in June 2016 (subject to adjustment for any dividends paid by the Company since the award date). The Compensation Committee determined to use an average of all trading prices during the fourth quarter of fiscal year 2016 in order to minimize the effects of potential short term volatility in the price of the Company's common stock but to provide an approximation of appreciation in share price as of the end of the three fiscal year period since the award date.

(5)
For the High Performance RSUs, the vesting of the award depends on the extent to which the Company's Average Share Price (as defined below) exceeds the Base Price. Forty percent (40%) of the total number of units subject to the RSU award are eligible to become vested on the one year anniversary of the first occurrence of the Company's Average Share Price being equal to or greater than 140% of the Base Price, with 60% of the total number of units subject to the RSU award being eligible to become vested on the one year anniversary of the first occurrence of the Company's Average Share Price being equal to or greater than 150% of the Base Price. For purposes of the High Performance RSUs, "Average Share Price" means the unweighted average of the NYSE Closing Prices for all trading days within any period of 125 consecutive calendar days that occurs during the period beginning with July 1, 2013 and ending on the last day of the Company's fiscal year ending in June 2016 (subject to adjustment for any dividends paid by the Company since the award grant date). The Compensation Committee determined to use an average of all trading prices during a rolling consecutive 125 day period to take into account the cyclicality of the industry and to reward substantial and sustained performance during a two fiscal quarter period within the three fiscal years following award date. The High Performance RSU awards include a provision for vesting on the one year anniversary of the performance condition being satisfied to add a retention element to the award.

          In reviewing the levels of awards, the Compensation Committee considered the awards in the context of the overall potential compensation level for each Named Officer as compared to the Company's peer group, and the performance of the Company in fiscal year 2013. The Compensation Committee determined that it would be appropriate for the majority of each Named Officer's annual equity award to consist of Performance RSUs and High Performance RSUs to provide a greater incentive to achieve Company performance (and thereby achieve the stock price appreciation goals established for the awards), with the High Performance RSUs requiring substantially higher Company performance to achieve vesting and having a greater likelihood of forfeiture. The Compensation Committee believed that the structure of the fiscal year 2013 annual grants would encourage the Named Officers to focus on the long-term growth of the Company, provide an additional retention incentive for these executives over the three-year period of the award, and provide a reward to executives should key shareholder return targets be achieved.

          Hiring Awards for Mr. Tanner.    On February 1, 2013, in connection with Mr. Tanner's hiring, the Compensation Committee awarded Mr. Tanner 100,000 stock options and 15,000 Time-Based RSUs. In considering the award to be made to Mr. Tanner, the Compensation Committee reviewed the award in the context of trying to provide Mr. Tanner with an equivalent level of cash and equity compensation as provided to similarly situated executive officers of the Company upon their hiring. Each of these awards is subject to a three-year vesting period to provide Mr. Tanner with an additional retention incentive.

          Timing of Award Grants.    The Company has not historically had any program, plan or practice to time the grant of equity-based awards to our executives in coordination with the release of material non-public information; however, the Company has adopted a practice for grants of option awards to generally be made on the third trading day following the filing of the Company's next periodic report with the SEC (with option awards to new directors being made at the day of appointment), with RSU awards granted at the time deemed appropriate for the business needs of the Company. All equity grants are made under the Company's stock plans approved by the stockholders. The per share exercise price of options cannot be less than the closing price of the Company's common stock on the date of grant.

  Non-Qualified Deferred Compensation Plan

          The Company maintains the DCP which became effective July 5, 2004, for the benefit of its executives and other key employees and its directors. Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Officers, and members of the Board, may make annual irrevocable elections to defer their compensation to be earned during the following calendar year. In addition, the Company may make discretionary contributions, although it did not do so for fiscal year 2013. The Company believes that providing executive officers with deferred compensation opportunities is a cost-effective way to permit officers to receive potential tax benefits associated with delaying the income tax event on the deferred compensation (and investing the pre-tax compensation), even though the related deduction for the Company is also deferred. Information with respect to the Named Officers' participation in the DCP is presented in the "Non-Qualified Deferred Compensation Plan Table- Fiscal Year 2013" and the material terms of the DCP are described following that table.

  401(k) Retirement Benefits

          The Company provides retirement benefits to its executive officers under the terms of its tax-qualified 401(k) plan. The Named Officers participate in the plan on substantially the same terms as the other participating employees.

  Perquisites

          The Company provides certain perquisites and personal benefits to the executive officers. The nature and amount of these perquisites vary among the executive officers and generally consist of one or more of the following: automobile allowance and housing allowance benefits. While the Company does not provide many perquisites or personal benefits, we believe that perquisites and personal benefits are often a tax-advantaged way to provide the executive officers with additional annual compensation that supplements their other compensation opportunities, and therefore we treat perquisites as another component of annual compensation that is merely paid in a different form. In the case of housing allowance benefits, they also provide an important element in the Company's ability to recruit key talent. The perquisites and personal benefits paid to each Named Officer in fiscal year 2013 are reported in the "Summary Compensation Table—Fiscal Year 2013" below, and are explained in more detail in footnotes (3) through (7) thereto.

  Severance and Other Benefits

          Severance Benefits Generally.    The Company believes that providing severance protection to its executives helps attract and retain executive talent. Severance protections for our executive officers were negotiated on an individual by individual basis in connection with the negotiation of other employment terms, typically in connection with the entering into of employment agreements or employment offer letters or separation agreements with each executive officer.

          Severance Benefits for Named Officers.    As described in more detail below under "Potential Payments Upon a Termination or Change in Control," the employment arrangements for Mr. Khaykin and Mr. Daskal provide that the executive may be provided severance and other benefits upon an actual or constructive termination of employment, with enhanced benefits if such termination occurs in connection with a change in control of the Company. Each of the other Named Officers would be entitled to severance and other benefits upon an actual or constructive termination of employment under the terms of their respective severance agreements with the Company if such termination occurs in connection with a change in control of the Company. Under their respective agreements which were entered into several years ago, the Named Officers (other than Mr. Tanner, as mentioned below) may also be entitled in certain circumstances to a tax "gross-up" payment in the event that the benefits they are entitled to receive are subject to the imposition of excise taxes under Section 4999 of the Internal Revenue Code in connection with a change in control of the Company. These gross-up benefits were negotiated in connection with entering into their respective agreements and the Compensation Committee determined that providing these Named Officers with this benefit was necessary and appropriate to attract and retain these executive officers during a challenging period for the Company. However, the Company has made a determination as a matter of policy that such provisions will not be included in future agreements or amended agreements with executive officers. Accordingly, Mr. Tanner would not be entitled to a tax gross-up payment under his change in control severance agreement with the Company entered into in December 2012 in connection with his hiring.

          The Compensation Committee has also adopted non-binding severance guidelines that are applicable to officers of the Company in the event that their employment is terminated by the Company for reasons other than for cause. However, the guidelines would not apply to any Named Officer who already has a negotiated severance agreement in place to the extent the conditions set forth in their respective severance agreements are applicable to the given event. The Compensation Committee adopted these guidelines in an effort to try to standardize severance compensation for terminating employees. While these are guidelines, they are not contractual commitments on behalf of the Company, and the Compensation Committee retains the discretion and the authority to review, approve, modify or alter any such arrangement.

          We generally do not believe that executive officers should be entitled to severance benefits merely because a change in control transaction occurs and require a termination event to take place in order to pay cash severance. However, under the terms of our stock incentive plans, if the Company undergoes a change in control or similar event, each outstanding award under the plan (including awards held by the Named Officers) will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Although this vesting will occur whether or not a Named Officer's employment terminates, we believed it was appropriate to fully vest equity awards in these change in control situations because such a transaction may effectively end the Named Officers' ability to realize any further value with respect to the equity awards. However, for the Time-Based RSU awards granted to Named Officers in fiscal year 2013, the Compensation Committee provided that the awards would vest in the event of a change in control only if there is an actual or constructive termination of the executive's employment within two years after the change in control. In addition, the Performance RSU and High Performance RSU awards granted to Named Officers in fiscal year 2013 would generally terminate on a change in control, with the vesting of the award being determined by the Compensation Committee based on achievement of the applicable stock price performance condition as of the date of the change in control transaction. Vesting of these performance based RSU awards would not automatically accelerate on a change in control (even if the awards are to be terminated on a change in control) unless the applicable performance condition has been satisfied. The High Performance RSU awards granted to the Named Officers in fiscal year 2013 also provide for the possible acceleration of the award in the event of a change in control combined with an actual or constructive termination of the executive's employment within two years after the change in control or termination of the award as part of the change in control.

          Please see the "Potential Payments Upon Termination or Change in Control" section below for a description of the potential payments that may be made to the Named Officers in connection with their termination of employment or a change in control.

  Actions of the Compensation Committee for Fiscal Year 2014

          The Compensation Committee has adopted its fiscal year 2014 compensation arrangements for the Named Officers. The base salary for each Named Officer, except Mr. Daskal, was unchanged for fiscal year 2014. Mr. Daskal's annual base salary was increased from $350,000 to $368,000 for the fiscal year. Mr. Khaykin's base salary was unchanged and has remained the same since his hiring in March 2008.

          The Compensation Committee also adopted a cash incentive compensation program for Named Officers, substantially similar to that in effect for fiscal year 2013. Under the cash incentive bonus program, each Named Officer is eligible to receive a cash bonus for fiscal year 2014, expressed as a target bonus percentage of the Named Officer's annualized base salary. For Named Officers, the Compensation Committee established a mix of (i) corporate goals based upon the Company's level of achievement of certain revenue and gross margin targets, and

  (ii) expense levels or functional achievements based on the particular Named Officer's functions and areas of responsibility, in each case excluding extraordinary and one-time items. Each goal under the fiscal year 2014 program requires a threshold level of performance in order for a bonus to be awarded as to that particular performance goal, with functional cost control and other functional goals requiring that a threshold level of Company revenue and/or gross margin be achieved. The target bonus percentages for all Named Officers were unchanged from fiscal year 2013. Specific goals and assessments for the program are made on a semiannual basis. In no event will any bonus under the program, including any supplemental bonus, exceed 200% of the Named Officer's applicable target bonus.

Section 162(m) Policy

          Under current Internal Revenue Service guidance, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any year to the corporation's CEO and certain of its other executive officers. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. As one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits, including the Company's ability to deduct these amounts as compensation under Section 162(m). However, the Compensation Committee retains the flexibility to provide total compensation as it deems appropriate in line with competitive practice, the Company's compensation philosophy, and the interests of stockholders. Accordingly, the Company may pay compensation to the Named Officers that may not be deductible for federal income tax purposes.

COMPENSATION COMMITTEE REPORT(1)

          The Compensation Committee has certain duties and powers as described in its Charter. As of the end of our 2013 fiscal year, the Compensation Committee was comprised of the four Non-Employee Directors named at the end of this report, each of whom is independent as defined by the NYSE listing standards.

          The Compensation Committee for our 2013 fiscal year has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and our discussions, the Compensation Committee for our 2013 fiscal year has recommended to the Board of Directors that the Compensation Discussion and Analysis ("CD&A") section be included in this proxy statement. The CD&A section includes information for the Company's 2013 fiscal year based on the date of the filing of this report.

The Compensation Committee of the Board of Directors

Dwight W. Decker (Chair) James D. Plummer Barbara L. Rambo Rochus E. Vogt

(1)
SEC filings sometimes "incorporate information by reference." This means a company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Exchange Act.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE
TO THE COMPANY'S RISK MANAGEMENT

        The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company. We further believe that the Company has appropriate safeguards in place with respect to compensation programs that assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives and employees. These safeguards include: managing pay opportunities to market levels through peer benchmarking; balancing performance focus between near-term objectives and long-term shareholder value creation; issuing equity awards that vest over multi-year time horizons; focusing equity on full value shares and performance shares (rather than stock options) and capping cash incentive plan payments. Furthermore, the Compensation Committee retains its own independent compensation advisor to provide input on executive pay matters, meets regularly, and approves all performance goals, award vehicles, and pay opportunity levels.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

        Dwight W. Decker, James D. Plummer, Barbara L. Rambo and Rochus E. Vogt served as members of the Compensation Committee during all of our 2013 fiscal year. No current member of the Compensation Committee, and no member of our Compensation Committee during our 2013 fiscal year, is a current or former executive officer or employee of the Company, or had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during our 2013 fiscal year.

SUMMARY COMPENSATION TABLE—FISCAL YEAR 2013

        The following table presents information regarding compensation of our Named Officers for services rendered during fiscal years 2013, 2012 and 2011:

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (h)	All Other Compensation ($)(3)(4)(5)(6)(7) (i)	Total ($) (j)
Oleg Khaykin,	2013	778,846	—	4,442,344	—	—	—	4,409	5,225,599
Chief Executive	2012	750,000	—	2,318,736	—	114,975	—	6,510	3,190,221
Officer(3)	2011	750,000	—	1,844,190	—	805,913	—	3,600	3,403,703
Ilan Daskal,	2013	363,461	—	1,056,406	—	12,985	—	78,139	1,510,991
Executive Vice	2012	350,000	—	579,684	—	47,848	—	75,890	1,053,422
President and	2011	350,000	—	1,052,900	—	251,909	—	64,096	1,718,905
Chief Financial
Officer(4)

Gary Tanner,	2013	165,577	—	1,358,655	561,453	—	—	232,718	2,318,403
Executive Vice
President and
Chief Operations
Officer(5)
Michael Barrow,	2013	363,461	—	1,056,406	—	—	—	7,638	1,427,505
Executive Vice	2012	350,000	—	579,684	—	39,960	—	23,536	993,180
President, GaN	2011	350,000	—	1,052,900	—	248,755	—	9,945	1,661,600
Technologies(6)

Adam White,	2013	351,410	—	1,056,406	—	12,540	—	10,617	1,430,973
Senior Vice	2012	338,395	—	793,764	—	45,229	—	10,355	1,187,743
President, Global
Sales(7)

(1)
The annualized base salaries in fiscal year 2013 for Messrs. Khaykin, Daskal, Barrow and White were $750,000, $350,000, $350,000, and 338,400, respectively, with actual payment based on a 52 week year. However, the Company operates on the basis of a 52-53 week fiscal year, and in the Company's 2013 fiscal year there were 53 weeks. As a consequence of the additional week and the timing of the Company's payroll cycle, the actual base salary paid to Named Officers in fiscal year 2013 and reported in Column (c), above, is somewhat higher than the Named Officers' respective annualized base salary. Mr. Tanner became an employee of the Company on January 2, 2013, and the base salary reported in Column (c), above, for Mr. Tanner reflects base salary paid to him for the period of January 2, 2013 through the end of the Company's 2013 fiscal year.

(2)
The amounts reported in Column (e) and (f) above represent the aggregate grant date fair value for option and restricted stock unit awards (disregarding any estimate of forfeitures related to service-based vesting conditions) granted during each year presented and computed in accordance with FASB ASC Topic 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in an option, restricted stock or restricted stock unit award). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see (i) the discussion of option and restricted stock unit award contained in Part II, Item 8, Note 6, "Stock-Based Compensation and Employee Benefit Plans" to the Company's Consolidated Financial Statements, included in the Company's Fiscal 2013 10-K, and (ii) similar Stock-Based Compensation Plan notes contained in the Company's Consolidated Financial Statements filed with Annual Reports on Form 10-Ks for fiscal years prior to fiscal year 2013 as to the options and restricted stock unit awards granted in those years.

In accordance with applicable SEC rules, the Company is required to include the grant date fair value of all stock and option awards granted during the applicable fiscal year. Until fiscal year 2011, the Company's practice was to grant equity awards at the start of each fiscal year. During fiscal year 2011, the Company began granting equity awards at the end of each fiscal year. Accordingly, the stock award values reported in the table above for fiscal 2011 are higher than they would have been had this change not occurred because they include the grant date values of equity awards to the Named Officers at the beginning of the fiscal year in July 2010 (other than as to Mr. Khaykin) and at the end of the fiscal year in June 2011.

  The amounts reported in column (e) include the value of certain performance-based equity awards granted to the Named Officers during fiscal years 2011, 2012 and 2013. The grant date fair value of these awards is reported based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards using a Monte Carlo valuation analysis. For fiscal year 2013, a comparison of the value of the performance based RSUs using the probable outcome valuation and the value of the awards assuming maximum performance without probable outcome valuation (and computed based on the value of a share of the Company's common stock on the grant date) is as follows:

  Grant Date Fair Value of Fiscal Year 2013 Performance Based RSUs Using Probable Outcome Monte Carlo Analysis (and disclosed in above table):

Named Officer	Performance RSUs ($)	High Performance RSUs($)	Total of Performance RSUs and High Performance RSUs($)
Oleg Khaykin	1,168,003	1,517,061	2,685,064
Ilan Daskal	292,001	325,085	617,086
Gary Tanner	292,001	325,085	617,086
Michael Barrow	292,001	325,085	617,086
Adam White	292,001	325,085	617,086

  Fiscal Year 2013 Performance Based RSUs Assuming Maximum Performance Without Probability of Outcome Analysis and Computed Using the Value of Company Shares as of the Grant Date:

Named Officer	Performance RSUs ($)	High Performance RSUs($)	Total of Performance RSUs and High Performance RSUs($)
Oleg Khaykin	2,132,166	2,855,580	4,987,746
Ilan Daskal	533,042	611,910	1,144,952
Gary Tanner	533,042	611,910	1,144,952
Michael Barrow	533,042	611,910	1,144,952
Adam White	533,042	611,910	1,144,952
(3)
The amount reported in Column (i) for Mr. Khaykin for fiscal year 2013 consists of a matching contribution under the Company's 401(k) plan ($3,000); employer paid life insurance premiums ($1,404), and a medical plan rebate provided to Mr. Khaykin in accordance with the Patient Protection and Affordable Care Act ("ACA") ($5).

(4)
The amount reported in Column (i) for Mr. Daskal for fiscal year 2013 consists of a housing allowance ($67,500); an automobile allowance ($6,979); a matching contribution under the Company's 401(k) plan ($3,000); employer paid life insurance premiums ($655); and a medical plan rebate provided to Mr. Daskal in accordance with the ACA ($5). Mr. Daskal's housing allowance is described in more detail in "Description of Employment Agreements, Salary and Bonus Amounts of Named Officers", below. Mr. Daskal's annualized housing allowance is $65,000; however, as a result of fiscal year 2013 having an additional week and the timing of the Company's payroll cycle (see Note 1, above), the actual housing allowance paid was $67,500.

(5)
The amount reported in Column (i) for Mr. Tanner for fiscal year 2013 consists of an reimbursement of COBRA premiums paid to continue prior health coverage for his first month of employment with the Company, including a gross up for taxes related thereto ($1,898 (of which $348 represented a gross-up for taxes)); a matching contribution under the Company's 401(k) plan ($3,000); and employer paid life insurance premiums ($275). The amount reported in Column (i) for Mr. Tanner for fiscal year 2013 also includes the aggregate amounts paid to GWT Consulting and Investments LLC, a consulting company of which Mr. Tanner is the principal and which received service fees (including the reimbursement of expenses) for services provided to the Company during fiscal year 2013 prior to the date that Mr. Tanner became an employee of the Company ($227,545).

(6)
The amount reported in Column (i) for Mr. Barrow for fiscal year 2013 consists of an automobile allowance ($6,978); employer paid life insurance premiums ($655); and a medical plan rebate provided to Mr. Barrow in accordance with the ACA ($5).

(7)
The amount reported in Column (i) for Mr. White for fiscal year 2013 consists of an automobile allowance ($6,978); a matching contribution under the Company's 401(k) plan ($3,000); employer paid life insurance premiums ($634); and a medical plan rebate provided to Mr. White in accordance with the ACA ($5).

 Compensation of Named Officers

        The "Summary Compensation Table—Fiscal Year 2013" above quantifies the value of the different forms of compensation earned by or awarded to our Named Officers during our 2013 fiscal year. The primary elements of each Named Officer's total compensation reported in the table are base salary, an annual incentive compensation opportunity and other bonuses, and long-term equity incentives in the form of restricted stock units. Named Officers also received the other benefits listed in Column (i) of the "Summary Compensation Table—Fiscal Year 2013," as further described in footnotes (3) through (7) to the table.

        The "Summary Compensation Table—Fiscal Year 2013" should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Officer's base salary and the bonuses received by each Named Officer, if any, is provided immediately following this paragraph. The Grants of Plan-Based Awards in Fiscal Year 2013 table, and the description of the Named Officers' annual incentive compensation opportunity that follows it, provides information regarding the equity awards and incentive bonus opportunities awarded to Named Officers during our 2013 fiscal year. The Outstanding Equity Awards at Fiscal Year Ended June 30, 2013 and Option Exercises and Stock Vested in Fiscal Year 2013 tables provide further information on the Named Officers' potential realizable value and actual value realized with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, or may become, payable to our Named Officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amounts of Named Officers

        The Company has entered into an employment agreement with Mr. Khaykin, and has entered into employment letter agreements with each of Messrs. Daskal, Tanner, Barrow and White.

        Mr. Khaykin.    The Company and Mr. Khaykin, the Company's CEO, are parties to an employment agreement dated February 6, 2008. Mr. Khaykin's agreement generally provides for a three-year term, with annual renewals for up to four additional years unless either party provides a timely written notice of non-renewal. Neither party has given notice of non-renewal and so Mr. Khaykin's employment agreement is currently in effect in the renewal periods. Mr. Khaykin's agreement provides that his base salary will be $750,000 annually and his target annual incentive bonus opportunity will equal 100% of his base salary. In connection with any expiration of the term of Mr. Khaykin's Board seat during his period of employment with the Company, the Company has agreed to re-nominate Mr. Khaykin to the Board at the related annual meeting of the Company's stockholders. Mr. Khaykin's agreement also provides Mr. Khaykin with severance payments and benefits upon his termination of employment. See "Potential Payments upon Termination or Change in Control" below for a description of the material terms of these benefits.

        Mr. Daskal.    The Company and Mr. Daskal entered into an offer letter agreement dated September 20, 2008 ("Daskal Offer Letter") and a Severance Agreement dated September 20, 2008 ("Daskal Severance Agreement"). Under the Daskal Offer Letter, Mr. Daskal is entitled to an annual base salary of $350,000 and a target annual incentive bonus opportunity equal to 70% of his base salary. Effective beginning with the Company's 2014 fiscal year, the Compensation Committee approved an increase in Mr. Daskal's annual base salary to $368,000. Included as part of Mr. Daskal's benefits under the Daskal Offer Letter (as subsequently amended in 2009) were certain relocation, home sale assistance and temporary living assistance benefits for a period of three years following his employment start date with the Company. Such relocation benefits included a gross-up for taxes. Because Mr. Daskal's residence was not located near the Company's corporate headquarters, providing relocation benefits was an important inducement to securing the hiring of Mr. Daskal. In August 2011, the Compensation Committee

approved an annual allowance of $65,000 for Mr. Daskal, without tax gross-up, effective as of the commencement of the Company's 2012 fiscal year in lieu of any further relocation and temporary living benefits. Mr. Daskal's agreement also provides for a monthly car allowance.

        The Daskal Offer Letter and the Daskal Severance Agreement also provide Mr. Daskal with severance payments and benefits upon his termination of employment. See "Potential Payments upon Termination or Change in Control" below for a description of the material terms of these benefits.

        Mr. Tanner.    On December 7, 2012, the Company entered into an offer letter agreement providing for Mr. Tanner to become the Company's Executive Vice President and Chief Operations Officer. From January 16, 2012 until Mr. Tanner became an employee of the Company, GWT Consulting and Investments LLC, a consulting company of which Mr. Tanner is the principal, provided consulting services to the Company. Mr. Tanner joined the Company on January 2, 2013. Mr. Tanner's agreement provides for a base salary of $350,000 annually and for a target annual incentive bonus opportunity equal to 70% of his base salary. Under the offer letter agreement, Company management agreed to recommend to the Compensation Committee that Mr. Tanner be granted equity awards of (i) an option to purchase 100,000 shares of the Company's common stock, and (ii) restricted stock units covering 15,000 shares of the Company's common stock. Both such awards were made by the Compensation Committee on February 1, 2013.

        Additionally, under his letter agreement, Mr. Tanner was also entitled to relocation benefits in accordance with the Company's standard executive relocation program for up to twenty four months following his employment commencement date and will receive additional benefits under that program of, among under things, (i) up to four months temporary living assistance not to exceed $3,000 per month, (ii) assistance and benefits with respect to the sale of his current residence, and assistance with the closing costs on the purchase of a new residence up to $30,000, and (iii) an increase in relocation benefits to compensate for certain tax liabilities associated therewith. On December 7, 2012, the Company and Mr. Tanner also signed an agreement that provides Mr. Tanner with severance payments and benefits upon his termination of employment under certain conditions. See "Potential Payments upon Termination or Change in Control" below for a description of the material terms of these benefits.

        Mr. Barrow.    On March 28, 2008, the Company entered into an offer letter agreement providing for Mr. Barrow to become the Company's Executive Vice President and Chief Operations Officer effective April 1, 2008. Mr. Barrow's agreement provides that Mr. Barrow's base salary shall be $350,000 annually and Mr. Barrow will have a target annual incentive bonus opportunity equal to 70% of his base salary. Mr. Barrow is also entitled to a car allowance and relocation benefits. On August 21, 2008, the Company and Mr. Barrow signed an agreement that provides Mr. Barrow with severance payments and benefits upon his termination of employment under certain conditions. See "Potential Payments upon Termination or Change in Control" below for a description of the material terms of these benefits. On January 2, 2013, upon Mr. Tanner becoming Chief Operations Officer, Mr. Barrow's position and title changed to that of Executive Vice President, GaN Technologies.

        Mr. White.    On July 22, 2011, the Company entered into an offer letter agreement providing for Mr. White to become the Company's Senior Vice President, Global Sales. Mr. White's agreement provides that Mr. White's base salary shall be $338,400 annually and Mr. White will have a target annual incentive bonus opportunity equal to 70% of his base salary. Mr. White's agreement also provides for a monthly car allowance. Pursuant to the letter agreement and a prior agreement entered into by Mr. White in September 2008, the Company has agreed to provide Mr. White with severance payments and benefits upon his termination of employment under certain conditions. See "Potential Payments upon Termination or Change in Control" below for a description of the material terms of these benefits.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2013

        The following table presents information regarding the equity awards granted to the Named Officers during fiscal year 2013 and the short-term incentive opportunities under the fiscal year 2013 cash incentive program. The material terms of each grant are described below under "Description of Plan-Based Awards" and the granting of the awards is described under the heading "Equity Incentive Awards" at page 39.

									All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All other option awards: Number of securities underlying options (#) (j)
			Estimated Possible Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payments Under Equity Incentive Plan Awards					Exercise or base price of option awards ($/Sh) (#) (k)	Grant Date Fair Value of Stock and Option Awards ($)(2) (l)
Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)					Type of Equity Award
Oleg Khaykin	N/A		$262,500	$750,000	$1,500,000
	06/27/13					—	—	—	84,000			$1,757,280	Restricted Stock Unit
	06/27/13	(3)				—	101,920	—	—			$1,168,003	Performance RSU
	06/27/13	(4)				—	136,500	—	—			$1,517,061	Performance RSU
Ilan Daskal	N/A		$85,750	$245,000	$490,000
	06/27/13					—	—	—	21,000			$439,320	Restricted Stock Unit
	06/27/13	(3)				—	25,480	—	—			$292,001	Performance RSU
	06/27/13	(4)				—	29,250	—	—			$325,085	Performance RSU
Gary Tanner	N/A		$85,750	$245,000	$490,000
	02/01/13					—	—	—	—	100,000	$20.15	$561,453	Stock Option
	02/01/13					—	—	—	15,000			$302,250	Restricted Stock Unit
	06/27/13					—	—	—	21,000			$439,320	Restricted Stock Unit
	06/27/13	(3)				—	25,480	—	—			$292,001	Performance RSU
	06/27/13	(4)				—	29,250	—	—			$325,085	Performance RSU
Michael Barrow	N/A		$85,750	$245,000	$490,000
	06/27/13					—	—	—	21,000			$439,320	Restricted Stock Unit
	06/27/13	(3)				—	25,480	—	—			$292,001	Performance RSU
	06/27/13	(4)				—	29,250	—	—			$325,085	Performance RSU
Adam White	N/A		$82,908	$236,880	$473,760
	06/27/13					—	—	—	21,000			$439,320	Restricted Stock Unit
	06/27/13	(3)				—	25,480	—	—			$292,001	Performance RSU
	06/27/13	(4)				—	29,250	—	—			$325,085	Performance RSU

(1)
Amounts represent the potential amounts payable for our 2013 fiscal year in respect of these Named Officers' annual incentive opportunity at threshold, target and maximum performance levels. Such amounts exclude any potential upward modification for incentive bonus as a consequence of the revenue growth bonus modifier described above.

(2)
These amounts present the aggregate grant date fair value of the restricted stock unit and option awards computed in accordance with FASB ASC Topic 718 and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock unit award). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of restricted stock unit award contained in Part II, Item 8, Note 6, "Stock-Based Compensation and Employee Benefit Plans" to the Company's Consolidated Financial Statements, included in the Company's Fiscal 2013 10-K. For performance-based awards, the grant date fair value is reported based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards.

(3)
Awards shown are awards of Performance RSUs. See the "Compensation Discussion and Analysis" above for additional information on these grants.

(4)
Awards shown are awards of High Performance RSUs. See the "Compensation Discussion and Analysis" above for additional information on these grants.

 DESCRIPTION OF PLAN-BASED AWARDS

        Non-Equity Incentive Plan Awards.    Please see the "Compensation Discussion and Analysis" above for a description of the material terms of these awards.

        Equity Awards.    Each of the awards reported in column (g) of the table above represents an award of performance based RSUs. The performance based RSUs granted in June 2013, consisting of Performance RSUs and High Performance RSUs are eligible to vest based on the Company's stock price achieving certain pre-established levels. See the "Compensation Discussion and Analysis" above for more information on the vesting of these awards. Each of the awards reported in column (i) of the table above represents an award of Time-Based RSUs that are scheduled to vest in annual installments over the three-year period after the grant date. Each RSU granted during fiscal year 2013 represents the right to receive one share of our common stock payable upon vesting subject to applicable withholding taxes. Each of these RSU awards is evidenced by an award agreement that sets forth the specific terms and conditions of the award, not inconsistent with the terms of the applicable stock incentive plan under which it was awarded.

        Under the terms of our stock incentive plans, if the Company undergoes a change in control or similar event, each outstanding award will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. The time-based awards reported in column (i) of the table above, to the extent they are assumed or continue after the transaction would vest if there is an actual or constructive termination of the Named Officer's employment within two years after the change in control. Also, the Performance RSU and High Performance RSU awards reported in column (g) of the table above would generally terminate on a change in control, with the vesting of the award being determined by the Compensation Committee based on achievement of the applicable performance condition as of the date of the transaction. Vesting of these performance based RSU awards would not automatically accelerate on a change in control (even if the awards are to be terminated on a change in control) unless the applicable performance condition has been satisfied. The High Performance RSU awards reported in column (g) of the table above also provide for the possible acceleration of the award in the event of a change in control combined with an actual or constructive termination of the executive's employment within two years after the change in control or termination of the award as part of the change in control.

        Each Named Officer's RSU awards reported in the table above were granted under, and are subject to the terms of, the 2011 Plan. The 2011 Plan is administered by the Compensation Committee, and the Compensation Committee has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding restricted stock unit awards to reflect the corporate transactions described above, and making provision to ensure that participants satisfy any required withholding taxes. The Named Officers are not entitled to any dividend equivalent rights on the RSUs awarded to them in fiscal year 2013. RSU awards are generally only transferable to a beneficiary of a Named Officer upon his death or as approved by the Compensation Committee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR ENDED JUNE 30, 2013

        The following table presents information regarding the outstanding equity awards held by each Named Officer as of the end of our 2013 fiscal year. Please see the notes to the table below for a description of the vesting requirements for these awards:

							Stock Awards
										Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4) (j)
									Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5) (i)
			Option Awards					Market Value of Shares or Units of Stock That Have Not Vested ($)(4) (h)
							Number of Shares or Units of Stock That Have Not Vested (#)(3) (g)
Name (a)	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)	Option Exercise Price ($) (e)	Option Expiration Date(2) (f)
Oleg Khaykin	08/06/2008		275,000	—	18.55	08/05/2013	0	0	—	—
	06/23/2011		—	—	—	—	8,333	174,493	86,000	1,800,840
	06/21/2012		—	—	—	—	40,000	837,600	110,400	2,311,776
	06/27/2013		—	—	—	—	84,000	1,758,960	—	—
	06/27/2013	(6)	—	—	—	—	—	—	101,920	2,134,205
	06/27/2013	(7)	—	—	—	—	—	—	136,500	2,858,310
Ilan Daskal	11/11/2008		25,000	—	12.07	11/10/2013	0	0	—	—
	05/12/2009		16,666	—	12.95	05/12/2014	0	0	—	—
	07/07/2010		—	—	—	—	4,000	83,760	—	—
	06/23/2011		—	—	—	—	3,333	69,793	24,000	502,560
	06/21/2012		—	—	—	—	10,000	209,400	27,600	577,944
	06/27/2013		—	—	—	—	21,000	439,740	—	—
	06/27/2013	(6)	—	—	—	—	—	—	25,480	533,551
	06/27/2013	(7)	—	—	—	—	—	—	29,250	612,495
Gary Tanner	02/01/2013		—	100,000	20.15	02/01/2018	15,000	314,100	—	—
	06/27/2013		—	—	—	—	21,000	439,740	—	—
	06/27/2013	(6)	—	—	—	—	—	—	25,480	533,551
	06/27/2013	(7)	—	—	—	—	—	—	29,250	612,495
Michael Barrow	07/07/2010		—	—	—	—	4,000	83,760	—	—
	06/23/2011		—	—	—	—	3,333	69,793	24,000	502,560
	06/21/2012		—	—	—	—	10,000	209,400	27,600	577,944
	06/27/2013		—	—	—	—	21,000	439,740	—	—
	06/27/2013	(6)	—	—	—	—	—	—	25,480	533,551
	06/27/2013	(7)	—	—	—	—	—	—	29,250	612,495
Adam White	08/25/2004		7,990	—	34.27	08/24/2014	—	—	—	—
	05/13/2009		6,666	—	12.95	05/12/2014	—	—	—	—
	02/08/2010		25,000	—	18.97	02/07/2015	—	—	—	—
	07/07/2010		—	—	—	—	3,000	62,820	—	—
	06/23/2011		—	—	—	—	—	—	18,500	387,390
	07/22/2011		—	—	—	—	5,333	111,673	—	—
	06/21/2012		—	—	—	—	10,000	209,400	27,600	577,994
	06/27/2013		—	—	—	—	21,000	439,740	—	—
	06/27/2013	(6)	—	—	—	—	—	—	25,480	533,551
	06/27/2013	(7)	—	—	—	—	—	—	29,250	612,495

(1)
Subject to each Named Officer's continued employment, these options ordinarily become vested over a three-year period, with one-third of each option grant becoming vested on each of the first three anniversaries of the date the award was granted. As described in the "Potential Payments Upon Termination or Change in Control" section below, all or a portion of each option grant may vest earlier in connection with a change in control.

(2)
The expiration date shown is the normal expiration date, and the latest date that options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a Named Officer's termination of employment or in connection with certain corporate transactions, including a change in control.

(3)
Subject to each Named Officer's continued employment, the restricted stock units reported in this column ordinarily become vested over a three-year period, with one-third of each award becoming vested on each of the first three anniversaries of the date the award was granted. As described in the "Potential Payments Upon Termination or Change in Control" section below, all or a portion of each restricted stock unit award may vest earlier in connection with a change in control.

(4)
The aggregate market value of outstanding restricted stock unit awards is based on the closing price of the Company's common stock on June 28, 2013, which was the last trading day of the 2013 fiscal year, and assumes that all conditions for vesting, including any performance condition, were satisfied as of that date.

(5)
The restricted stock units reported in this column are performance-based restricted stock units and only vest upon the satisfaction of the applicable performance vesting conditions. Please see Notes (6) and (7), below for a description of the vesting requirements for awards granted in fiscal year 2013.

(6)
The restricted stock units reported in this row are the Performance RSUs granted to Named Officers for the 2013 fiscal year. For the Performance RSUs, vesting is generally contingent on the Company's stock price achieving pre-established performance targets during the last quarter of the Company's 2016 fiscal year. See "Compensation Discussion and Analysis", above for a detailed discussion of the performance and vesting conditions for Performance RSUs.

(7)
The restricted stock units reported in this row are the High Performance RSUs granted to Named Officers for the 2013 fiscal year. For the High Performance RSUs, vesting is generally contingent on Company's stock price achieving pre-established performance targets during any 125 day period from the date of grant through the end of the Company's 2016 fiscal year and the executive's continued employment with the Company for one year following the date on which the performance target is achieved. See "Compensation Discussion and Analysis", above for a detailed discussion of the performance and vesting conditions for High Performance RSUs.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2013

        The following table presents information regarding the exercise of stock options by the Named Officers during our 2013 fiscal year, and on the vesting during our 2013 fiscal year of restricted stock unit awards held by the Named Officers.

	Option Awards		Stock and Unit Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Oleg Khaykin	400,000	916,771	78,333	1,620,893
Ilan Daskal	0	0	12,333	249,853
Gary Tanner	0	0	0	0
Michael Barrow	61,666	217,612	12,333	249,853
Adam White	0	0	15,667	312,789

(1)
The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of the common stock on the date of exercise and the exercise price of the options. The dollar amounts shown for restricted stock unit awards in Column (e) above are determined by multiplying (i) the number of restricted stock units that vested by (ii) the per-share closing price of our common stock on the vesting date.

 NON-QUALIFIED DEFERRED COMPENSATION PLAN TABLE—FISCAL YEAR 2013

        The Company maintains the DCP which became effective July 5, 2004. Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Officers, may make annual irrevocable elections to defer up to 75% of their base salary and up to 100% of their bonus (including cash compensation earned under any Company incentive plans) to be earned during the following fiscal year. In addition, the Company may make discretionary contributions. The Company has not made any Company contributions with respect to any of the Named Officers under the DCP.

        The following table sets forth summary information regarding contributions to and account balances under the Company's DCP for and as of the last day of the 2013 fiscal year.

Name	Executive Contributions in last FY ($)(1)	Registrant Contributions in last FY ($)(2)	Aggregate Earnings in last FY ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)
Oleg Khaykin	—	—	—	—	—
Ilan Daskal	—	—	—	—	—
Gary Tanner	67,308	—	(227)	—	67,081
Michael Barrow	—	—	—	—	—
Adam White	—	—	—	—	—

(1)
Reflects base salary amounts earned by the Named Officers during fiscal year 2013 and contributed to the DCP by the Named Officers during fiscal year 2013. Accordingly, these amounts are also included in Column (c) of the "Summary Compensation Table—Fiscal Year 2013" above.

(2)
Except for the contributions of Mr. Tanner in the aggregate amount of $67,308, there were no individual or Company contributions or individual withdrawals or distributions with respect to any of the Named Officers under the DCP during fiscal year 2013.

        Account balances under the DCP are credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. Participants are at all times 100% vested in the amounts credited to their deferral accounts with respect to their deferrals. Amounts credited with respect to discretionary Company contributions are subject to vesting requirements, if any, imposed on such amounts by the Company. Participants will be eligible to receive distributions of the amounts credited to their accounts at or after their termination of employment, retirement, disability, death, change in control of the Company or upon another previously determined scheduled distribution date, in a lump sum or installments pursuant to elections made under the rules of the DCP. For the Named Officers, Section 409A of the Code requires that distributions that are triggered by separation from service may not occur earlier than the Named Officer's death or six months following the Named Officer's termination of employment. The DCP is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP. The Company has purchased corporate-owned life insurance to help offset this liability. The Company did not make any discretionary contributions under the DCP during fiscal year 2013.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        General.    The following section describes the benefits that may become payable to the Named Officers who were employed by the Company on the last day of the 2013 fiscal year in connection with certain terminations of their employment with the Company and/or a change in control of the Company.

        In addition to the termination benefits described below, outstanding equity based-awards held by our Named Officers may also be subject to accelerated vesting in connection with certain changes in control of the Company under the terms of the Company's equity incentive plans or applicable equity award agreements entered into under the plans. For purposes of this section, for the Named Officers we have calculated the value of any option or restricted stock or unit award that may be accelerated in connection with a change in control of the Company to be the full value of such award (i.e., the full "spread" value for option awards and the full price per share of the common stock for stock and unit awards on June 28, 2013, which was the last trading day of the 2013 fiscal year).

        In addition to the benefits described below, upon a Named Officer's retirement or other termination of employment or certain changes on control of the Company, the Named Officer may receive a payout of his nonqualified deferred compensation balance under the Company's DCP (unless the officer has elected to receive his account balance in installments). Please see "Non-qualified Deferred Compensation Plan" discussion above of the Company's DCP for a description of these deferred compensation payments.

        Tax "Gross-Up" Clauses.    As described below, the Company has in the past provided certain Named Officers with a "gross-up" of excise taxes under Sections 280G, 4999 and/or 409A of the Code under certain circumstances in connection with the potential termination of employment of the employee. The Company believes that such actions were necessary and appropriate and in the best interests of the Company in retaining and attracting its executive officers when these agreements were entered into in 2008. However, the Company has made a determination as a matter of policy that such provisions shall not be included in future severance agreements with executive officers, and none of the Named Officers with tax gross-up clauses had any amendment to their severance agreements during fiscal year 2013.

        Mr. Khaykin.    Under the terms of Mr. Khaykin's employment agreement, if the Company terminates Mr. Khaykin's employment other than for "cause" or in the event Mr. Khaykin terminates employment for "good reason" (as these terms are used in the employment agreement), Mr. Khaykin will be entitled to a severance benefit from the Company equal to one and one-half times the sum of his annual base salary and annual target bonus paid in a series of installment payments over 18 months, 18 months accelerated vesting of his stock option and restricted stock unit awards (with vesting calculated on a monthly as opposed to annual basis) made in connection with his hiring, the maximum of one year following his termination date to exercise his vested stock options, and 18 months' continued medical plan coverage. If such a termination of employment occurs within two months prior to or two years after a change in control of the Company, the cash severance benefit will increase to two times the sum of Mr. Khaykin's annual base salary and annual target bonus and his stock options and restricted stock units made in connection with his hiring will vest in full. A change in control also results in the cash severance being paid in a lump sum instead of installment payments. In addition, the Company will provide a tax "gross-up" benefit for Mr. Khaykin in the event any benefits he is entitled to receive are subject to excise taxes under Section 4999 of the Code in connection with a change in control of the Company to put Mr. Khaykin in the same position as though those benefits had not been subject to those excise taxes, unless a reduction in his benefits by an amount up to 15% of the total benefits would avoid such excise taxes. Mr. Khaykin will be required to provide a release of claims in order to receive any severance benefits in connection with a termination of his employment. Mr. Khaykin is also subject to confidentiality, non-solicitation and non-competition restrictive covenants under his employment agreement.

        Mr. Daskal.    As described above, the Company and Mr. Daskal have entered into the Daskal Offer Letter and the Daskal Severance Agreement. The Daskal Offer Letter provides that, if Mr. Daskal's employment with the Company is terminated for any reason other than by the Company with "cause" or by Mr. Daskal for "good reason," (as defined therein) Mr. Daskal will receive a cash amount equal to the sum of one times his annual rate of base salary and target bonus for the fiscal year in which the termination occurred. Additionally, Mr. Daskal will have the maximum of one year following his termination date to exercise his vested stock options. Mr. Daskal will be required to provide a release of claims in order to receive any of the foregoing benefits. If Mr. Daskal is entitled to severance benefits under the Daskal Severance Agreement in connection with a "change in control," as described below, he will not be entitled to any additional severance benefits under the Daskal Offer Letter.

        Under the terms of the Daskal Severance Agreement, if Mr. Daskal's employment is terminated by the Company without "cause" (and other than due to his death or disability) or by Mr. Daskal for "good reason" (each as defined in the Daskal Severance Agreement) and such termination occurs in connection with an impending "change in control" (as defined in the Daskal Severance Agreement) of the Company or at any time during the two year period after a "change in control" of the Company, Mr. Daskal will generally be entitled to receive the following benefits: (i) a cash payment equal to one times the sum of the Mr. Daskal's annual rate of base salary and Mr. Daskal's target bonus for the fiscal year in which the termination occurred, plus (ii) a cash payment equal to the pro-rata portion of Mr. Daskal's target bonus for the fiscal year in which the termination occurred (based on the number of whole months Mr. Daskal was employed during the fiscal year of the termination divided by twelve), plus (iii) continued medical coverage for up to 18 months at the same expense to Mr. Daskal as before the termination, plus (iv) accelerated vesting of the time-based vesting portion of all then-outstanding equity awards and deferred compensation, nonqualified retirement benefits or similar plans of the Company in which Mr. Daskal participates, and Mr. Daskal will have up to six months to exercise his then-vested options (subject to any merger or other agreement related to the change in control that provides for the awards to terminate upon the consummation of the transaction), plus (v) reimbursement for outplacement services obtained within up to a nine month period following Mr. Daskal's termination, up to a maximum of $50,000. In order to receive the forgoing severance benefits, Mr. Daskal must agree to release the Company from all claims arising out of his or her employment relationship. Amounts under clauses (i) and (ii) are payable to Mr. Daskal in a lump sum within ten days after the release becomes effective. In addition, the Company will provide a tax "gross-up" benefit for Mr. Daskal in the event any of his benefits are subject to excise taxes under Section 4999 of the Code in connection with a change in control of the Company to put Mr. Daskal in the same position as though those benefits had not been subject to those excise taxes; provided however, that if the present value of his total benefits is less than 345% of his applicable "base amount" (as defined under Section 280G), his total benefits will be reduced by the minimum amount required to avoid such excise taxes. The Company will also provide a tax "gross-up" benefit for Mr. Daskal in the event any of his benefits under his letter agreement are subject to excise taxes under Section 409A of the Code. In each case, Mr. Daskal's gross-up payments under Section 280G and 409A of the Code are subject to an aggregate excise tax payment limit of $3.0 million. Mr. Daskal is also subject to confidentiality, non-solicitation and non-competition restrictive covenants under the Daskal Severance Agreement.

        Messrs. Tanner, Barrow, and White.    The Company has entered into severance agreements approved by the Compensation Committee with each of Messrs. Tanner, Barrow and White in December 2012, March, 2008 and September 2008, respectively, with each severance agreement being on substantially the same terms as the Daskal Severance Agreement described above (except that Mr. Tanner's agreement does not include any gross-up right for excise taxes). Additionally, under the July 2011 letter agreement entered into with Mr. White at the time he was appointed an executive of the Company, the Company has agreed that in the event of a termination of Mr. White's employment for reasons other than cause or voluntary resignation, the Company would reimburse Mr. White for relocation expense to his home country up to $35,000.

        No Amendments.    Other than the severance agreement entered into with Mr. Tanner in connection with his hire in December 2012, there were no new severance agreements and no amendments to any of the above described severance agreements for Named Officers in fiscal year 2013.

        Non-Binding Severance Guidelines.    The Compensation Committee has also adopted non-binding severance guidelines that are applicable to the Named Officers in the event that their employment is terminated by the Company for reasons other than for cause. Under the severance guidelines, such officers could be provided with a severance benefit from the Company of up to fifty-two weeks of base pay, a maximum of one year following the employment termination date to exercise vested stock options, six months' continued medical plan coverage and six months outplacement services under Company practices. Severance arrangements may include certain additional covenants in favor of the Company and may include certain additional pay to compensate the officer for providing consulting services to the Company or assisting with the transition of duties. An executive officer would be required to provide a release of claims in order to receive any enhanced severance benefits. While these are guidelines, they are not contractual commitments on behalf of the Company; accordingly, any potential benefits that the Compensation Committee, in its discretion, may award under such guidelines in the future are not included in the table "Estimated Severance and Change in Control Benefits" below. These guidelines would not apply to a Named Officer to the extent he would be entitled to benefits under his severance agreement in the circumstances. Please see the "Severance and Other Benefits" section of the Compensation Discussion and Analysis above for more information on the severance guidelines.

Estimated Severance and Change in Control Benefits

        The following chart presents the Company's estimate of the amount of benefits to which Messrs. Khaykin, Daskal, Tanner, Barrow and White would have been entitled had his employment terminated or a change in control occurred on June 30, 2013 under scenarios set forth below. As noted above, the Company's non-binding severance guidelines are not contractual commitments on behalf of the Company; accordingly, any potential payments the Compensation Committee, in its discretion, may award under such guidelines are not included in the table below.

Name	Triggering Event	Cash Severance ($)(1)	Medical Benefit ($)(2)	Equity Acceleration ($)(3)	Excise Tax Gross-Up ($)(4)	Other ($)(5)	Total ($)
Oleg Khaykin	Resign without Good Reason	—	—	—	—	—	—
	Resign for Good Reason	2,250,000	28,476	—	—	—	2,278,476
	Termination without Cause	2,250,000	28,476	—	—	—	2,278,476
	Change in Control(6)	—	—	498,623	—	—	498,623
	Change of Control and Termination without Cause or Resign for Good Reason	3,000,000	28,476	3,269,676	—	—	6,298,152
Ilan Daskal	Resign without Good Reason	—	—	—	—	—	—
	Resign for Good Reason	595,000	—	—	—	—	595,000
	Termination without Cause	595,000	—	—	—	—	595,000
	Change in Control(6)	—	—	124,635	—	—	124,635
	Change of Control and Termination without Cause or Resign for Good Reason	840,000	28,476	927,328	—	50,000	1,845,804
Gary Tanner	Resign without Good Reason	—	—	—	—	—	—
	Resign for Good Reason	—	—	—	—	—	—
	Termination without Cause	—	—	—	—	—	—
	Change in Control(6)	—	—	2,220	—	—	2,220
	Change of Control and Termination without Cause or Resign for Good Reason	840,000	26,813	835,060	—	50,000	1,751,873
Michael Barrow	Resign without Good Reason	—	—	—	—	—	—
	Resign for Good Reason	—	—	—	—	—	—
	Termination without Cause	—	—	—	—	—	—
	Change in Control(6)	—	—	124,635	—	—	124,635
	Change of Control and Termination without Cause or Resign for Good Reason	840,000	19,611	927,328	—	50,000	1,844,141
Adam White	Resign without Good Reason	—	—	—	—	—	—
	Resign for Good Reason	—	—	—	—	—	—
	Termination without Cause	—	—	—	—	35,000	35,000
	Change in Control(6)	—	—	124,635	—	—	124,635
	Change of Control and Termination without Cause or Resign for Good Reason	812,160	28,475	948,268	—	85,000	1,873,903

(1)
These amounts represent the total cash severance amount payable under the respective executive's agreement with the Company described above and also include the payment of pro-rata bonus to Messrs. Daskal, Tanner, Barrow, and White under their respective agreements in connection with a change in control.

(2)
These amounts represent the estimated aggregate cost of premiums that would be charged to each of the Named Officers to continue health coverage for the eighteen months pursuant to COBRA for each individual and his eligible dependents (to the extent that such dependents were receiving health benefits prior to the individual's termination date).

(3)
This column represents the intrinsic value of the executive's awards that would accelerate in the circumstances. For unvested restricted stock units, this amount is calculated by multiplying the closing price of our common stock on June 28, 2013 by the number of restricted stock units subject to the accelerated portion of the award. For options, this amount is calculated by multiplying the amount (if any) by which the closing price of our common stock on June 28, 2013 exceeds the exercise of the option by the number of shares subject to the accelerated portion of the option. The figures are presented on the basis that each Named Officer's awards will be assumed or otherwise continue after the transaction and that vesting of the award will not accelerate in connection with the transaction.

(4)
The Company estimates that the payment of the foregoing amounts to the Named Officers (including any acceleration of their equity-based awards that may apply in the circumstances) would not have triggered excise taxes under Section 280G and, accordingly, that no gross-up payment would have been made.

(5)
The amount represents the maximum outplacement reimbursement benefit payable to the Named Officer pursuant to the Named Officer's applicable agreement. For Mr. White, the figures also include an additional sum of $35,000 representing relocation benefits as described above.

(6)
A change in control will trigger a measurement to determine whether the performance-based vesting conditions applicable to each executive's performance restricted stock unit awards granted in fiscal year 2012 (as described in the Company's Proxy Statement filed with the SEC on September 27, 2012) and fiscal year 2013 (see "Equity Incentive Awards," above) have been satisfied. This amount represents the intrinsic value of the portion of these awards that would have vested had a change in control of the Company occurred on June 28, 2013 based on the closing price of our common stock on that date and the performance-based vesting conditions applicable to the awards.

REPORT OF THE AUDIT COMMITTEE

        In accordance with its written charter adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided to the stockholders and the SEC, the Company's internal control structure, its internal and external audit process, its risk management process, and other matters relating to the accounting and financial reporting processes.

        The Audit Committee discussed with the Company's Chief Executive Officer, Chief Financial Officer and Ernst & Young LLP ("E&Y"), the Company's independent auditors for fiscal year 2013, the financial information (including the restated and/or adjusted information set forth for prior periods) contained in the Form 10-K for the fiscal year ended June 30, 2013 prior to filing with the SEC.

        The Audit Committee discussed and reviewed with E&Y (1) the items required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T; (2) communications required under applicable professional auditing standards and regulations; (3) discussed and reviewed the results of E&Y's examination of the financial statements, along with the results of internal auditors' examinations, both with and without management present; and (4) the written disclosures and correspondence required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee relating to independence. The Audit Committee has specifically discussed the firm's independence with E&Y, and has concluded that E&Y's provision of audit and non-audit services to the Company is compatible with E&Y's independence.

        The Audit Committee also reviewed and discussed the audits of the financial statements and internal control over financial reporting with management and E&Y. For fiscal year 2013, E&Y was responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether these financial statements fairly present the financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles, and discuss with the Audit Committee any issues they believe should be raised.

        Management has responsibility for the Company's financial statements and the overall reporting process, including evaluating the effectiveness of disclosure controls and procedures, and evaluating the effectiveness of internal control over financial reporting.

        During the fiscal year, the Audit Committee also conducted an assessment of its performance and discussed the results, both within the Committee as well as with the full Board of Directors. As a part of its performance assessment, the Audit Committee reviewed its charter and, after appropriate review and discussion, reaffirmed the charter with the addition of more detailed provisions in the area of financial and nonfinancial risk management, including as relates to the review of Company foreign exchange transactions and the use of available transaction exemptions under applicable laws and regulations, as well as other minor clarifying or technical amendments. Each of the members of the Audit Committee is independent as defined under the listing standards of the NYSE and the rules of the SEC.

        Based upon the Audit Committee's review and discussions with management and E&Y described in this report, the Audit Committee recommended to the Board that the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2013 include the audited financial statements for its fiscal year 2013. E&Y's appointment as the Company's independent registered accounting firm for fiscal year 2013 was ratified by the stockholders at the 2012 annual meeting of stockholders.

AUDIT COMMITTEE
Robert S. Attiyeh (Chair) Dwight W. Decker Didier Hirsch Thomas Lacey

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board, upon the recommendation of the Audit Committee, has ratified the selection of Ernst & Young LLP ("E&Y") to serve as the Company's independent registered public accounting firm for fiscal year 2014.

        Although this appointment is not required to be submitted to a vote of the Stockholders, the Audit Committee believes it is appropriate as a matter of policy to request that the Stockholders express their views on the appointment. If the stockholders do not ratify the appointment, which requires the affirmative vote of holders of a majority of the shares of Common Stock, present in person or represented by proxy, and entitled to vote on the proposal at the Meeting, the Board will consider the engagement of another independent registered public accounting firm for fiscal year 2015.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF E&Y AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        E&Y was the Company's independent registered public accounting firm during the Company's two most recent fiscal years, namely, fiscal years 2013 and 2012. During the Company's two most recent fiscal years, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). During the two most recent fiscal years, the Company did not consult with E&Y regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

        It is anticipated that a representative of E&Y, the Company's independent registered accountants for fiscal years 2013 and 2012, will be present at the Meeting, and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Stockholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

        The following table sets forth all fees we were billed in connection with professional services rendered by E&Y, the Company's independent registered accountants for fiscal years 2013 and 2012, during each of the last two fiscal years (in thousands):

Fee Type	2013	2012
Audit Fees(1)	$2,311	$3,115
Audit Related Fees(2)	50	50
Tax Fees(3)	1,133	1,515
All Other Fees(4)	3	45

Total	$3,497	$4,725

(1)
Audit fees includes fees incurred for professional services rendered in connection with the audit of the annual financial statements, for the audit of internal controls under Section 404 of the

  Sarbanes-Oxley Act, for the review of the quarterly financial statements included in the Company's Form 10-Q, and for the statutory audits of international subsidiaries.

(2)
Audit related fees includes fees incurred for professional services rendered in connection with assurance and other activities not explicitly related to the audit of our financial statements, including the audit associated with our 401K plan and accounting research.

(3)
Tax fees include fees incurred for domestic and international income tax compliance and tax audit assistance, and company-wide tax consulting and planning.

(4)
Other fees in 2013 principally related to accounting software utilized by the Company and in 2012 principally related to work in respect of the Company's 401K plan compliance support.

        The Audit Committee administers the Company's engagement of the Company's independent registered accountant and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of the Company's independent registered accountant, and whether for reasons of efficiency or convenience it is in the best interest of the Company and its stockholders to engage its independent registered public accounting firm to perform the services. The Audit Committee, in reliance on management and the independent registered public accounting firm, has determined that the provision of these services is compatible with maintaining the independence of the Company's independent registered accountant.

        Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, pre-approval decisions to the Audit Committee at its next scheduled meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2014 ANNUAL MEETING

        Rule 14a-8 under the Exchange Act contains eligibility requirements that must be satisfied for a stockholder to submit a proposal for inclusion in a company's proxy statement. Any stockholder proposal intended to be presented for consideration at the 2014 annual meeting and to be included in our proxy statement for that meeting must be received by the Secretary of the Company at the Company's office at 101 North Sepulveda, El Segundo, California 90245 by May 28, 2014. Stockholder proposals must comply with SEC requirements in Proxy Rule 14a-8.

        The Bylaws of the Company as currently in effect also establish advance notice procedures for eligible stockholders to propose business to be transacted at an annual meeting. Under the Company's Bylaws, a stockholder who wishes to submit proposals for business at an annual meeting must ensure that the same are delivered to or mailed and received at the principal executive office of the Company not less than 60 days and no more than 90 days prior to the anniversary of the prior year's meeting. As a result, proposals for business for the 2014 annual meeting submitted pursuant to our Bylaws must be received by the Secretary of the Company between

August 6, 2014 and September 5, 2014. The notice must be addressed to the Secretary of the Company and must include certain specific information required by the Company's Bylaws.

        Under the Company's Bylaws as currently in effect, nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors. However, a stockholder may nominate a person for election as a director at a meeting only if the nomination is timely and otherwise complies with the procedures of Section 6 of Article II of the Company's Bylaws. To be timely, notice of the nomination must be delivered to or mailed and received at the principal executive office of the Company not less than 60 days and no more than 90 days prior to the anniversary of the prior year's meeting. As a result, a notice for nomination for the 2014 annual meeting must be received by the Secretary of the Company between August 6, 2014 and September 5, 2014. The notice shall be addressed to the Secretary of the Company and must include the name, age, business address and residence address of each nominee, the nominee's principal occupation or employment, the class and number of shares of stock of the Company beneficially owned by the nominee, and any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Exchange Act. In addition, the stockholder making the nomination shall provide in the notice of nomination the stockholder's name and address, the class and number of shares of stock of the Company beneficially owned by the stockholder and any other information relating to stockholder that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Exchange Act. The Company may require the nominating stockholder to furnish such other information about the nominee as may be reasonably necessary to determine the eligibility of the proposed nominee to serve as a director of the Company.

ANNUAL REPORT ON FORM 10-K

        A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2013 (excluding the exhibits thereto) as filed with the SEC, accompanies the Proxy Statement being sent to certain of our stockholders by mail or e-mail, but it is not deemed to be a part of the proxy soliciting material. The Form 10-K contains consolidated financial statements of the Company and its subsidiaries and the report thereon of E&Y, the Company's independent registered public accounting firm for fiscal year 2014.

        The Company will provide a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and the Exhibits thereto upon the written request of any beneficial owner of the Company's securities as of the Record Date. Such request should be addressed to the Secretary of the Company, at 101 North Sepulveda Boulevard, El Segundo, California 90245. Exhibits are available at no charge on the SEC's website, www.sec.gov.

        IT IS IMPORTANT THAT ALL STOCKHOLDERS VOTE. WE URGE YOU TO VOTE BY PROXY, BY TELEPHONE, BY THE INTERNET, OR BY SIGNING AND RETURNING A PRINTED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU THEN MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

By Order of the Board of Directors, INTERNATIONAL RECTIFIER CORPORATION

Timothy E. Bixler, Secretary

September 25, 2013
El Segundo, California

YOUR VOTE IS IMPORTANT

        Your vote is important. No matter how many shares of Common Stock you own, please support your Board and its nominees in the election of directors by voting the proxy today.

        PLEASE VOTE BY PROXY TODAY—BY TELEPHONE, BY INTERNET, OR BY SIGNING, DATING AND RETURNING A PROXY CARD.

        If your shares of Common Stock are held in the name of a brokerage firm, bank, nominee or other institution, only such entity can vote such shares. Please follow the directions provided by your bank, broker, nominees or other institution to provide your voting instructions to such entity, or contact the person responsible for your account and instruct that person to execute the Proxy representing your shares.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date INTERNATIONAL RECTIFIER CORPORATION M62413-P42440-Z61241 INTERNATIONAL RECTIFIER CORPORATION 101 N. SEPuLvEdA bLvd. EL SEguNdO, CA 90245-4382 The Board of Directors recommends that you vote FOR the following nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your proxy electronically up until 11:59 p.m. (Eastern time) on the night prior to the annual meeting on November 4, 2013. Have your proxy card in hand when you access the web site and follow the instructions to transmit your proxy electronically. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your proxy up until 11:59 p.m. (Eastern time) on the night prior to the annual meeting on November 4, 2013. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to International Rectifier Corporation, c/o Vote Processing, Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TICKET OF ADMISSION If you plan to attend the annual meeting in person, please bring the upper portion of this ticket with you, along with proper photo ID. 01) Robert S. Attiyeh 02) Mary B. Cranston 03) Richard J. Dahl 04) Dwight W. Decker 05) Didier Hirsch 06) Oleg Khaykin 07) Thomas A. Lacey 08) James D. Plummer 09) Barbara L. Rambo 10) Rochus E. Vogt 1. Election of Directors Nominees: The Board of Directors recommends that you vote FOR Proposals 2 and 3: 2. Proposal to approve, by non-binding vote, the compensation of the Company's named executive officers. 3. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal year 2014. Please sign exactly as your name(s) appear(s) on this proxy card. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except ! ! ! ! ! ! ! ! ! For Against Abstain

M62414-P42440-Z61241 Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting: International Rectifier Corporation's 2013 Annual Report and Proxy Statement are available at http://materials.proxyvote.com. INTERNATIONAL RECTIFIER CORPORATION SUBMIT YOUR PROXY VIA THE INTERNET OR BY TELEPHONE Dear Stockholder: YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES ARE OWNED. International Rectifier Corporation encourages you to submit your proxy electronically via the Internet or by telephone, both of which are available 24 hours per day, seven days per week. If you submit your proxy by Internet or telephone, you do NOT need to mail your proxy card. • To s u b m i t y o u r p ro x y e l e c t ro n i c a l l y v i a t h e I n t e r n e t , g o t o t h e We b s i t e : http://www.proxyvote.com and follow the prompts. You must use the control number printed in the box by the arrow on the reverse side of this card. • To submit your proxy by telephone, use a touch-tone telephone and call 1-800-690-6903. You must use the control number printed in the box by the arrow on the reverse side of this card. Thank you for your prompt attention to this request. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION, MARK, SIGN, AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE. TICKET OF ADMISSION INTERNATIONAL RECTIFIER CORPORATION Annual Meeting of Stockholders November 4, 2013 9:00 AM California Time This Proxy is Solicited on Behalf of the Board of Directors of the Company for the 2013 Annual Meeting of Stockholders, November 4, 2013. The Stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby constitute(s) and appoint(s) Oleg Khaykin and Timothy E. Bixler, and each of them, the Stockholder's true and lawful agents and proxies with full power of substitution in each, to represent the Stockholder at the 2013 Annual Meeting of Stockholders of International Rectifier Corporation to be held at the Ayres Hotel located at 14400 Hindry Avenue, Hawthorne, California 90250 at 9:00 AM (California time) on the 4th day of November, 2013 and at any adjournment thereof, on all matters coming before said meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER(S) WHOSE SIGNATURE(S) APPEAR(S) ON THE REVERSE SIDE OF THIS PROXY CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL ON PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. IN THEIR DISCRETION, THE PROXIES NAMED ABOVE ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side